Exhibit 10.1

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 16, 2016

by and among

EQUITY ONE, INC.,

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 13.6,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

PNC BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

WELLS FARGO SECURITIES, LLC,

PNC CAPITAL MARKETS LLC,

U.S. BANK NATIONAL ASSOCIATION,

and

TD SECURITIES (USA) LLC

as Joint Lead Arrangers and Joint Book Runners,

and

U.S. BANK NATIONAL ASSOCIATION, SUNTRUST BANK, BRANCH BANKING AND

TRUST COMPANY, and TD BANK, N.A.,

as Co-Documentation Agents

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TABLE OF SCHEDULES AND EXHIBITS

SCHEDULE 1.1(a)	Commitments and Pro Rata Shares
SCHEDULE 1.1(b)	List of Loan Parties
SCHEDULE 1.1(c)	Existing Liens
SCHEDULE 1.6	Outstanding Loans and Letters of Credit
SCHEDULE 7.1(b)	Ownership Structure
SCHEDULE 7.1(f)(i)	Properties
SCHEDULE 7.1(f)(ii)	Eligible Properties
SCHEDULE 7.1(g)	Existing Indebtedness
SCHEDULE 7.1(h)	Eligible Ground Leases
SCHEDULE 7.1(i)	Litigation
SCHEDULE 10.8	Affiliate Transactions

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Designation Agreement
EXHIBIT C	Form of Bid Rate Quote Request
EXHIBIT D	Form of Bid Rate Quote
EXHIBIT E	Form of Bid Rate Quote Acceptance
EXHIBIT F	Form of Guaranty
EXHIBIT G	Form of Notice of Borrowing
EXHIBIT H	Form Foreign Currency Credit Notice
EXHIBIT I	Form of Notice of Continuation
EXHIBIT J	Form of Notice of Conversion
EXHIBIT K	Intentionally Omitted
EXHIBIT L	Form of Revolving Note
EXHIBIT M	Intentionally Omitted
EXHIBIT N	Form of Bid Rate Note
EXHIBIT O	Form of Compliance Certificate
EXHIBIT P	Form of Unencumbered Asset Value Certificate
EXHIBIT Q	Form of Disbursement Instruction Agreement
EXHIBIT R-1	Form of Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT R-2	Form of Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT R-3	Form of Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT R-4	Form of Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

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FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of September 16, 2016, by and among EQUITY ONE, INC., a corporation formed under the laws of the State of Maryland (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.6 (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as contractual representative of the Lenders under this Agreement (in such capacity, the “Administrative Agent”), PNC BANK, NATIONAL ASSOCIATION, as syndication agent (the “Syndication Agent”), WELLS FARGO SECURITIES, LLC, a Delaware limited liability company, PNC CAPITAL MARKETS LLC, a Delaware limited liability company, U.S. BANK NATIONAL ASSOCIATION, a national banking association and TD SECURITIES (USA) LLC, a national banking association, as joint lead arrangers and joint book runners (in such capacities, the “Lead Arrangers”), and U.S. BANK NATIONAL ASSOCIATION, SUNTRUST BANK, BRANCH BANKING AND TRUST COMPANY, and TD BANK, N.A., as co-documentation agents (the “Co-Documentation Agents”).

WHEREAS, the Administrative Agent, the Issuing Bank and the Lenders desire to make available to the Borrower a credit facility in the initial amount of $850,000,000.00, which will include a revolving credit facility with a $50,000,000.00 letter of credit subfacility, a $75,000,000.00 multicurrency subfacility, and a competitive bid subfacility of fifty percent (50%) of the then existing Commitments under the Loan, on the terms and conditions contained herein.

AND WHEREAS, the parties now desire to fully amend and restate the Existing Credit Agreement (defined below) to make certain changes and modifications, all on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Absolute Rate” has the meaning given that term in Section 2.3(c)(ii)(C).

“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.3.

“Absolute Rate Loan” means a Bid Rate Loan, the interest rate on which is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1(b).

“Adjusted EBITDA” means, for any given period, (a) the EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for such period, minus (b) Capital Reserves. Adjusted EBITDA shall include revenue from dividends paid from Marketable Securities, provided, however, that any such revenue which is paid on other than a quarterly basis shall be, for purposes of calculating EBITDA, allocated (as applicable) over a four-quarter period as if such revenue were paid quarterly.

“Administrative Agent” has the meaning set forth in the introductory paragraph hereof and shall include any successor Administrative Agent appointed pursuant to Section 12.10.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 5.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Law” means any requirement of Law related to money laundering or financing terrorism including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Facility Fee
I	0.125%
II	0.150%
III	0.200%
IV	0.250%
V	0.300%

Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities of one or more Governmental Authorities having jurisdiction over the conduct of Borrower’s or its

Subsidiaries’ business or ownership of their respective Property, including the interpretation or administration thereof by any such Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any such Governmental Authority.

“Applicable Margin” means the percentage rate set forth below corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls. As of the Agreement Date, the Applicable Margin is determined based on Level III. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 9.4(k) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by Section 9.4(k) but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received two Credit Ratings that are not equivalent, the Applicable Margin shall be determined based on the Level corresponding to the higher of such two Credit Ratings. During any period that the Borrower has received more than two Credit Ratings and such Credit Ratings are not equivalent, then the Applicable Margin shall be determined based upon the highest Credit Rating, unless there is a difference of more than one Level between the highest and lowest of such Credit Ratings, in which case the Level that is the average of the two highest Credit Ratings shall apply (and if such average is not a recognized Credit Rating category in the table below, then the Level of the second highest Credit Rating of the three shall apply). During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s. During any period that the Borrower has (a) not received a Credit Rating from any Rating Agency or (b) received a Credit Rating from only one Rating Agency that is neither S&P or Moody’s, the Applicable Margin shall be determined based on Level V.

Level	Credit Rating (S&P/Moody’s)	Applicable Margin for Multicurrency Loans	Applicable Margin for Revolving Loans that are LIBOR Loans	Applicable Margin for Revolving Loans that are Base Rate Loans
I	A-/A3 (or equivalent) or higher	0.825%	0.825%	0.825%
II	BBB+/Baa1 (or equivalent)	0.90%	0.90%	0.90%
III	BBB/Baa2 (or equivalent)	1.00%	1.00%	1.00%
IV	BBB-/Baa3 (or equivalent)	1.20%	1.20%	1.20%
V	BB+/Ba1 (or equivalent) or lower	1.550%	1.550%	1.550%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.6), and accepted by the Administrative Agent, in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate, plus one percent (1.0%).

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Bid Rate Borrowing” has the meaning given that term in Section 2.3(b).

“Bid Rate Loan” means a loan made by a Lender under Section 2.3(f).

“Bid Rate Note” means a promissory note of the Borrower substantially in the form of Exhibit N, payable to the order of a Lender as originally in effect and otherwise duly completed.

“Bid Rate Quote” means an offer in accordance with Section 2.3(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.

“Bid Rate Quote Request” has the meaning given that term in Section 2.3(b).

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrowing Group”—means: (a) Borrower; (b) any Subsidiary of Borrower or any Affiliate Controlled by Borrower; (c) any Guarantor; (d) any other owner of any collateral securing all or any part of the Loan, any Guaranty, any indemnity or this Agreement; and (e) any officer, director, or duly authorized agent acting, at any time, in any capacity on behalf of Borrower, Guarantor or any such owner with respect to the use of any proceeds of the Loan.

“Business Day” means (i) (a) for all purposes other than as set forth in clause (i)(b) and the other clauses of this definition below, any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan or any Base Rate Loan denominated in Dollars as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (i)(a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market; (ii) if such day relates to any interest rate settings as to any Obligation denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Obligation, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Obligation, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open (or if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement); (iii) if such day relates to any interest rate settings as to any Obligation denominated in a Foreign Currency other than Euros, a day on which dealings in deposits in the relevant Foreign Currency are conducted by and between banks in London or Tel Aviv, as applicable, for such Foreign Currency; and (iv) if such day relates to any fundings, disbursements, settlements and payments in a Foreign Currency other than Euros in respect of any Obligation denominated in a currency other than Euros, or any other dealings in any currency other than Euros to be carried out pursuant to this Agreement in respect of any such Obligation (other than any interest rate settings), a day on which banks are open for foreign exchange business in the principal financial center of the country of such currency. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Canadian Dollar” and “C$” means , at any time of determination, the then official currency of Canada.

“Capital Reserves” means, for any period and with respect to any: (i) portion of a Property developed with improvements utilized for the retail sale of goods or services, office space or other use (other than residential apartments), an amount equal to (a) $0.15 per square foot multiplied by, (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is three hundred sixty-five (365); provided, however, no capital reserves shall be required with respect to any portion of any such Property which is leased under a ground lease to a third party that owns the improvements on such portion of such Property; or (ii) Multifamily Property or any portion of a Property developed with improvements utilized as residential apartments (other than Properties having less than twenty (20) residential units), an amount equal to (a) $200 per apartment unit in such Multifamily Property multiplied by, (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is three hundred sixty-five (365). If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Office Properties, Retail Properties and Multifamily Properties of the Borrower and a proportionate share of all Office Properties, Retail Properties and Multifamily Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means six and one-quarter percent (6.25%).

“Capitalized Lease Obligation” means obligations under a lease (or other arrangement conveying the right to use) to pay rent or other amounts, in each case that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or the Lenders, as applicable, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means: (a) securities issued, guaranteed, or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“CDOR Rate” means, on any day for the applicable Foreign Currency Interest Period, an annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances for such Foreign Currency Interest Period appearing on the “Reuters Screen CDOR Page, at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided that, if such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then the CDOR Rate on such day shall be calculated as the rate for such Foreign Currency Interest Period applicable to Canadian Dollar bankers’ acceptances quoted by the Bank of Montreal as of 10:00 a.m. (Toronto time) such day, or if such day is not a Business Day, then on the immediately preceding Business Day. Each determination of CDOR shall be conclusive and binding, absent manifest error, and be computed using any reasonable averaging and attribution method. Notwithstanding the foregoing, in no event shall the CDOR Rate be less than 0%.

“Commitment” means a Revolving Commitment up to, but not exceeding the amount set forth for such Lender on Schedule 1.1(a) hereto as such Lender’s respective “Revolving Commitment Amount” (as the same may be reduced or increased from time to time pursuant to Section 2.14 and Section 2.18, respectively, or otherwise pursuant to the terms of this Agreement).

“Commitment Reduction Notice” has the meaning given that term in Section 2.14.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continue”, “Continuation”, and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.11, or the continuation of a Multicurrency Loan denominated in a Foreign Currency from one Foreign Currency Interest Period to another Foreign Currency Interest Period, each if available, pursuant to Section 2.11.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Property” means a Property that is owned in fee simple (or leased under an Eligible Ground Lease) by a Guarantor or a Non-Guarantor Subsidiary, in each case which is not a Wholly-Owned Subsidiary and with respect to which the Borrower, such Guarantor or non-Guarantor Subsidiary has the right to take the following actions without the need to obtain the consent of any Person (other than the Administrative Agent or the Requisite Lenders if required hereunder): (i) to create Liens on such Property as security for Indebtedness of the Borrower, such Guarantor or Non-Guarantor Subsidiary, as applicable and (ii) to sell, convey, transfer, or otherwise dispose of such Property.

“Convert”, “Conversion”, and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.12.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan, (c) the Continuation of a LIBOR Loan or a Multicurrency Loan, and (d) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term indebtedness of a Person.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), and/or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it (or such parent company) a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its (or such parent company’s) business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) has its (or such parent company’s) A.M. Best Company financial rating, as applicable, withdrawn and/or is listed on the Federal Deposit Insurance Corporation’s “watch list”, which shall be deemed conclusively proven in the event the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity is appointed as a receiver, conservator, trustee, or custodian for it (or such parent company) and/or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and each such Defaulting Lender.

“Delayed Draw Term Loan Agreement” means the Loan Agreement, dated December 2, 2015, by and among Borrower, the financial institutions party thereto and their assignees under Section 13.6 thereof, PNC Bank, National Association, as administrative agent, and the other parties thereto, as amended, restated, supplemented, or otherwise modified from time to time.

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Derivatives Support Document” means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement, other than a Security Document, pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligation.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider, or any Affiliate of any of them).

“Designated Lender” means any Person which would qualify as an Eligible Assignee or a special purpose corporation which is an Affiliate of, or sponsored by, a Lender, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or A-1 (or the then equivalent grade) by S&P that, in either case, (a) is organized under the laws of the United States of America or any state thereof or is a foreign banking institution authorized to do business in the United States through a domestic branch or subsidiary, (b) shall have become a party to this Agreement pursuant to Section 13.6(h) and (c) is not otherwise a Lender.

“Designating Lender” has the meaning given that term in Section 13.6(h).

“Designation Agreement” means a Designation Agreement between a Lender and a Designated Lender and accepted by the Administrative Agent, substantially in the form of Exhibit B or such other form as may be agreed to by such Lender, such Designated Lender and the Administrative Agent.

“Development Property” means a Property not currently producing material income and whose gross leasable area is currently under construction (or that will have such construction commencing within twelve (12) months of any date of determination) that has not achieved a Leasing Rate of eighty-five (85.0%) or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the construction have not been substantially completed. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to construct or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is constructing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Borrower, any Subsidiary or any Unconsolidated Affiliate. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the construction of such Property have been substantially completed for at least twelve (12) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved a Leasing Rate of at least eighty-five percent (85.0%).

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit Q to be executed and delivered by the Borrower pursuant to Section 6.1(k), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Dollars”, “USD”, “U.S. Dollar”, “U.S.$”, or “$” means the lawful currency of the United States of America.

“Dollar Equivalent Amount” shall mean, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount, and (b) with respect to an amount of any Foreign Currency, or an amount denominated in such Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in accordance with the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Domestic Letter of Credit” means any Letter of Credit denominated in Dollars.

“EBITDA” means, with respect to a Person for any period and without duplication, the sum of (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization of such Person for such period; (ii) interest expense of such Person for such period; (iii) income tax expense of such Person for such period; (iv) extraordinary or nonrecurring items of such Person for such period, including, without limitation, gains and losses from the sale of operating Properties; (v) equity in net income (loss) of the Unconsolidated Affiliates of such Person for such period; and (vi) revenue from interest and dividends paid from Marketable Securities, including, without limitation any interest and dividend revenue received from Affiliates of such Person for such period, plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. For purposes of this definition, EBITDA shall be adjusted to remove any impact from (A) straight line rent adjustments required under GAAP, (B) amortization of intangibles pursuant to FASB ASC 805, and (C) nonrecurring items including, without limitation, (x) gains and losses on early extinguishment of Indebtedness, (y) severance and non-cash stock based compensation expenses and other restructuring, impairment or one-time charges and (z) transaction costs pertaining to acquisitions and dispositions not permitted to be capitalized pursuant to GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of (a) the Agreement Date, and (b) the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived by all of the Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Ground Lease” means a ground lease (or a sale/leaseback transaction with an industrial development authority and/or other municipal equivalent, or a similarly structured transaction), containing the following terms and conditions (which terms and conditions may be contained in the ground lease itself or any other written instrument binding on the ground lessor, including, without limitation, any so called “ground lessor estoppel”, “fee owner agreement” or similar instrument or agreement): (a) a remaining term (including renewal options exercisable at lessee’s sole option) of twenty-five (25) years or more from the date of inclusion in the Unencumbered Asset Value; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease. Sale/leaseback and/or lease/leaseback transactions with an industrial development authority and/or other municipal equivalent, or a similarly structured transaction with remaining terms (including renewal options exercisable at lessee’s sole option) of less than twenty-five (25) years or which fail to satisfy one or more other requirements of the definition of Eligible Ground Lease shall be subject to review and approval by the Administrative Agent.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is (i) a Controlled Property, (ii) is owned in fee simple by the Borrower, a wholly-owned Guarantor or a wholly-owned Non-Guarantor Subsidiary, or (iii) is an Eligible Ground Lease of the Borrower, a wholly-owned Guarantor or a wholly-owned Non-Guarantor Subsidiary; (b) such Property is located in a State of the United States of America or in the District of Columbia; (c) neither such Property, nor if such Property is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge; (d) regardless of whether such Property is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer, or otherwise dispose of such Property (subject to customary transferability restrictions imposed by municipalities at the time of purchase); and (e) such Property (unless a Redevelopment Property) is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property. As of the date hereof, (x) the real property owned by Borrower and its Subsidiaries (commonly known as the Westbury property) that is subject to a lease and certain other agreements with the Town of Hempstead Industrial Development Agency and (y) the tenant in common interest in the Parnassus Medical Office Building owned by Borrower and its Subsidiaries, each shall be deemed to be an “Eligible Property” hereunder.

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council (including, without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as Euros or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, that a Withdrawal Liability will be imposed or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro”, “Euros”, “EUR”, and “€” means the currency of Participating Member States of the European Union adopted in accordance with the treaty establishing the “European Communities”, as amended by the “Treaty on European Union”.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” has the meaning given that term in Section 11.1(l).

“Excluded Subsidiary” means any Subsidiary (a) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary and (b) that is prohibited from guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guaranty of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guaranty of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 31 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of December 10, 2014, by and among the Administrative Agent, as administrative agent, the banks party thereto from time to time, as lenders, and the Borrower, as borrower, as amended from time to time.

“Extended Commitments” means the Commitments extended under an Extension of Credit.

“Extension of Credit” means, as to any Lender, without duplication, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Directors of the Borrower (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at no more than $1,000,000, such determination may be made by the chief financial officer of the Borrower evidenced by an officer’s certificate delivered to the Administrative Agent.

“FASB” means the Financial Accounting Standards Board.

“FASB ASC” means the Accounting Standards Codification of the FASB.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent; provided, however, that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means, collectively, those certain fee letters, dated as of August 22, 2016, or August 23, 2016, by and between the Borrower, on one hand, and the Administrative Agent, Syndication Agent and/or certain Lead Arrangers, on the other hand.

“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder, under any other Loan Document or under any Fee Letter.

“First Extended Maturity Date” means July 31, 2021.

“First Extension Option” has the meaning given to that term in Section 2.15.

“First Mortgage Receivable” means any Indebtedness owing to the Borrower or its Subsidiaries which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of the amount of such Indebtedness and which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent compliance certificate; provided, however, that any such Indebtedness owed by an Unconsolidated Affiliate or Subsidiary shall be reduced by the Borrower’s or such Subsidiary’s, as applicable, Pro Rata Share of such Indebtedness.

“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends paid by such Person during such period. The Borrower’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included when determining the Fixed Charges of the Borrower.

“Foreign Currency” means (a) Euros, (b) Pounds Sterling, or (c) Canadian Dollars.

“Foreign Currency Advance” means each Loan disbursement denominated in a Foreign Currency.

“Foreign Currency Credit Notice” means a notice substantially in the form of Exhibit H attached hereto.

“Foreign Currency Equivalent” means, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Interest Period” means, as to each Foreign Currency Advance, the period commencing on the date such Foreign Currency Advance is disbursed or Continued as a Foreign Currency Advance and ending on the numerically corresponding date that is one (1), three (3), six (6) or twelve (12) months thereafter, as selected by Borrower in the Foreign Currency Credit Notice; provided that:

(a) any Foreign Currency Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Foreign Currency Interest Period shall end on the next preceding Business Day;

(b) any Foreign Currency Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Foreign Currency Interest Period) shall end on the last Business Day of the calendar month at the end of such Foreign Currency Interest Period; and

(c) no Foreign Currency Interest Period shall extend beyond the Maturity Date.

“Foreign Currency Interest Rate” means:

(a) with respect to any Multicurrency Obligation denominated in Euros, the per annum rate of interest equal to:

(i) (A) the per annum rate determined by the Administrative Agent to be the rate at which deposits in such Foreign Currency appear on either (x) the Reuters Screen LIBOR 01-02 or (y) Bloomberg’s BBAM screen, in either case at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days preceding the first day of such Foreign Currency Interest Period; provided that if such rate does not appear on the Reuters Screen LIBOR 01-02 and Bloomberg’s BBAM Screen, the rate shall be the per annum rate determined by the Administrative Agent to equal to the arithmetic mean determined by Administrative Agent (rounded upwards to the next 1/16 of one percent (1.00%)) of the per annum rates at which deposits in such Foreign Currency are offered by three (3) major banks in the London interbank market to other lending banks in the London interbank market at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days preceding the first day of such Foreign Currency Interest Period, multiplied by (B) the Statutory Reserve Rate, to the extent applicable; provided, further, that if Administrative Agent elects to disclose to Borrower any such rates at which deposits in such Foreign Currency are offered by any of such three (3) major banks in the London interbank market, then Borrower shall maintain such rates and the identities of such major banks on a confidential basis and any such disclosure to Borrower may be conditioned on the execution by Borrower of a confidentiality agreement acceptable to Administrative Agent; or

(ii) if such rate is not available at such time for any reason, the “Foreign Currency Interest Rate” for such Foreign Currency Interest Period shall be (A) the rate per annum determined by the Administrative Agent to be the rate at which deposits in the Foreign Currency for delivery on the first day of such Foreign Currency Interest Period in Same Day Funds in the approximate amount of the Foreign Currency Advance are being made or continued by Administrative Agent to major banks in the London interbank market for such Foreign Currency at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Foreign Currency Interest Period, multiplied by (B) the Statutory Reserve Rate, to the extent applicable; or

(b) with respect to any Multicurrency Obligation denominated in Pounds Sterling, the per annum rate of interest equal to:

(i) (A) the per annum rate determined by the Administrative Agent to be the rate at which deposits in such Foreign Currency appear on either (x) the Reuters Screen LIBOR 01-02 or (y) Bloomberg’s BBAM screen, in either case at approximately 11:00 a.m. (London time) on the first day of such Foreign Currency Interest Period; provided that if such rate does not appear on the Reuters Screen LIBOR 01-02 and Bloomberg’s BBAM Screen, the rate shall be the per annum rate determined by the Administrative Agent to equal to the arithmetic mean determined by Administrative Agent (rounded upwards to the next 1/16 of one percent (1.00%)) of the per annum rates at which deposits in such Foreign Currency are offered by three (3) major banks in the London interbank market to other lending banks in the London interbank market at approximately 11:00 a.m. (London time) on the first day of such Foreign Currency Interest Period, multiplied by (B) the Statutory Reserve Rate, to the extent applicable; provided, further, that if Administrative Agent elects to disclose to Borrower any such rates at which deposits in such Foreign Currency are offered by any of such three (3) major banks in the London interbank market, then Borrower shall maintain such rates and the identities of such major banks on a confidential basis and any such disclosure to Borrower may be conditioned on the execution by Borrower of a confidentiality agreement acceptable to Administrative Agent; or

(ii) if such rate is not available at such time for any reason, the “Foreign Currency Interest Rate” for such Foreign Currency Interest Period shall be (A) the rate per annum determined by the Administrative Agent to be the rate at which deposits in the Foreign Currency for delivery on the first day of such Foreign Currency Interest Period in Same Day Funds in the approximate amount of the Foreign Currency Advance are being made or continued by Administrative Agent to major banks in the London interbank market for such Foreign Currency at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Foreign Currency Interest Period, multiplied by (B) the Statutory Reserve Rate, to the extent applicable; or

(c) with respect to any Multicurrency Obligation denominated in Canadian Dollars, the per annum rate determined by the Administrative Agent to be the CDOR Rate.

Notwithstanding the foregoing, in no event shall the Foreign Currency Interest Rate for any Foreign Currency be less than 0%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is a resident of or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means an amount equal to Funds From Operations calculated in accordance with the guidance provided by National Association of Real Estate Investment Trusts, Inc.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state, or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor”.

“Guaranty”, “Guaranties”, “Guaranteed”, or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Sections 6.1 and 8.14 and substantially in the form of Exhibit F.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold or mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person (excluding trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by the face amount of notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness (including the deferred purchase price of property or services), conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease, or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)) to the extent such obligations constitute “indebtedness” for the purposes of GAAP; (h) net obligations under any Derivatives Contract (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of special purpose entity covenants, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower. Notwithstanding the use of GAAP, the calculation of Total Indebtedness shall not include any intangible lease liability created through the purchase of a Property with below-market leases.

“Indemnifiable Amounts” has the meaning given that term in Section 12.8.

“Indemnified Costs” has the meaning given that term in Section 13.10.

“Indemnified Party” has the meaning given that term in Section 13.10.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnity Proceeding” has the meaning given that term in Section 13.10.

“Indenture” means that certain Indenture, dated as of September 9, 1998, among the Borrower and SunTrust Bank (formerly known as SunTrust Bank Atlanta).

“Indenture Guarantor” means, as of any date of determination, each Person who provides a guaranty of Indebtedness under the Indenture at such time.

“Intellectual Property” has the meaning given that term in Section 7.1(t).

“Interest Expense” means, for any period, without duplication, (a) total interest expense of the Borrower determined on a consolidated basis in accordance with GAAP for such period, including capitalized interest not funded under a construction loan on a consolidated basis, plus (b) the Borrower’s Ownership Share of total interest expense of Unconsolidated Affiliates determined in accordance with GAAP for such period, including capitalized interest not funded under a construction loan.

“Interest Period” means:

(a) with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in an appropriate notice, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

(b) with respect to each Bid Rate Loan, the period commencing on the date such Bid Rate Loan is made and ending on any Business Day not less than thirty (30) nor more than one hundred eighty (180) days thereafter, as the Borrower may select as provided in Section 2.3(b); and

(c) and with respect to Multicurrency Loans, the applicable Foreign Currency Interest Period.

Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, security deposits, accounts receivable and commission, travel and similar advances to officers, directors and employees), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 or higher from any Rating Agency.

“Issuing Bank” means Wells Fargo Bank, National Association, PNC Bank, National Association or any other Lender (subject to such Lender’s consent) or any of their respective Affiliates (acceptable to the Borrower and the Administrative Agent, and subject to such Affiliate’s consent), each in its capacity as an issuer of Letters of Credit pursuant to Section 2.4.

“L/C Commitment Amount” has the meaning given to that term in Section 2.4(a).

“L/C Disbursement” has the meaning given to that term in Section 3.9(b).

“Lead Arrangers” has the meaning given to that term in the introductory paragraph hereof.

“Leasing Rate” means, with respect to any Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property for which the Borrower, is collecting rent, to (b) the total square footage of such Property available for lease; provided, that, in the case of a Multifamily Property, “Leasing Rate” means the ratio, expressed as a percentage, of (a) the net rentable units of such Multifamily Property for which the Borrower is collecting rent to (b) the total units of such Multifamily Property available for lease.

“Lender” means each financial institution from time to time party hereto as a “Lender” or a “Designated Lender,” together with its respective successors and permitted assigns; provided, however, that the term “Lender” (i) shall exclude each Designated Lender when used in reference to any Loan other than a Bid Rate Loan, the Commitments or terms relating to any Loan other than a Bid Rate Loan and shall further exclude each Designated Lender for all other purposes under the Loan Documents except that any Designated Lender which funds a Bid Rate Loan shall, subject to Section 13.6(h), have only the rights (including the rights given to a Lender contained in Sections 13.2 and 13.10) and obligations of a Lender associated with holding such Bid Rate Loan and (ii) except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, the Specified Derivatives Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.3, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time. Any Multicurrency Lender may also have a different Lending Office for Multicurrency Loans.

“Letter of Credit” has the meaning given that term in Section 2.4(a).

“Letter of Credit Collateral Account” means one or more special deposit accounts maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and under its sole dominion and control.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit, plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender then acting as Issuing Bank) shall be deemed to hold a Letter of Credit Liability in a Dollar Equivalent Amount equal to its participation interest under Section 2.4 in the related Letter of Credit, and the Lender then acting as the Issuing Bank shall be deemed to hold a Letter of Credit Liability in a Dollar Equivalent Amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as the Issuing Bank) of their participation interests under such Section.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to one minus the Reserve Percentage. If, for any reason, the rate referred to in the preceding clause (i) is not published, then the rate to be used for such clause (i) shall be determined by the Administrative Agent from another recognized source or interbank quotation at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the maximum rate or Reserve Percentage shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective. Notwithstanding the foregoing, in no event shall LIBOR be less than 0%.

“LIBOR Auction” means a solicitation of Bid Rate Quotes setting forth LIBOR Margin Loans based on LIBOR pursuant to Section 2.3.

“LIBOR Loan” means a Loan bearing interest at a rate based on LIBOR.

“LIBOR Margin” has the meaning given that term in Section 2.3(c)(ii)(D).

“LIBOR Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of LIBOR pursuant to a LIBOR Auction.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 9:00 a.m. (Pacific time) for such day (rather than 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Business Day, the immediately preceding Business Day. The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a Revolving Loan or a Bid Rate Loan or, as the context requires, a Revolving Loan and a Bid Rate Loan.

“Loan Document” means this Agreement, each Note, each Letter of Credit Document, and each other document or instrument now or hereafter executed and delivered to the Administrative Agent or a Lender by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Fee Letter and any Specified Derivatives Contract).

“Loan Party” means each of the Borrower and each Guarantor. Schedule 1.1(b) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in the case of each of clauses (a) through (c), on or prior to the Maturity Date.

“Marketable Securities” means debt or equity securities that are traded on either NYSE, NYSE Euronext, NASDAQ or another nationally recognized exchange, or that have readily (i.e., recent active trading) verifiable values as determined by the Administrative Agent in its reasonable discretion.

“Material Acquisition” means the acquisition of assets in an amount greater than five percent (5%) of the then Total Asset Value (not taking into account such new acquisition).

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights and remedies of the Lenders, the Issuing Bank and the Administrative Agent under any of the Loan Documents.

“Material Contract” means any written contract (other than Loan Documents and Specified Derivatives Contracts) to which the Borrower or any other Loan Party is a party as to which the breach, nonperformance, cancellation, or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means, as of any date of determination, a Subsidiary which accounts for more than two percent (2%) of Total Asset Value.

“Maturity Date” means the Original Maturity Date, the First Extended Maturity Date, or the Second Extended Maturity Date, as then applicable.

“Mezzanine Debt Investments” means any mezzanine or subordinated mortgage loans made by the Borrower or its Subsidiaries to entities that own commercial real estate or to the members, partners, stockholders, etc. of such entities, which real estate has a value in excess of the aggregate amount of such mezzanine debt and any senior debt encumbering such real estate and which has been designated by the Borrower as a “Mezzanine Debt Investment” in its most recent compliance certificate; provided, however, that any such Indebtedness owed by an Unconsolidated Affiliate or Subsidiary shall be reduced by the Borrower’s or such Subsidiary’s, as applicable, pro rata share of such Indebtedness.

“Mixed-Use Project” means any mixed-use project that includes or will include a Retail Property and will also include a Multifamily Property and/or an Office Property.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Multicurrency Extension of Credit” means, as to any Multicurrency Lender, without duplication, the making of a Multicurrency Loan by such Multicurrency Lender or the issuance of, or participation in, a Multicurrency Letter of Credit by such Multicurrency Lender.

“Multicurrency Lender” means each financial institution from time to time party hereto as a “Lender” and a “Multicurrency Lender”, together with its respective successors and permitted assigns, which has a Multicurrency Revolving Commitment.

“Multicurrency Letter of Credit” means any Letter of Credit that is denominated in a Foreign Currency.

“Multicurrency Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Multicurrency Letter of Credit, the sum of (a) the Stated Amount of such Multicurrency Letter of Credit; plus (b) the aggregate unpaid principal amount of all Multicurrency Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Multicurrency Letter of Credit. For purposes of this Agreement, a Multicurrency Lender (other than the

Multicurrency Lender then acting as Issuing Bank) shall be deemed to hold a Multicurrency Letter of Credit Liability in a Dollar Equivalent Amount equal to its participation interest under Section 2.4 in the related Multicurrency Letter of Credit, and the Multicurrency Lender then acting as the Issuing Bank shall be deemed to hold a Multicurrency Letter of Credit Liability in a Dollar Equivalent Amount equal to its retained interest in the related Multicurrency Letter of Credit after giving effect to the acquisition by the Multicurrency Lenders (other than the Multicurrency Lender then acting as the Issuing Bank) of their participation interests under such Section.

“Multicurrency LIBOR Lending Office” means, initially, the offices of each applicable lender designated as such Lender’s Multicurrency LIBOR Lending Office as set forth in the Administrative Questionnaire delivered by each Lender to the Administrative Agent; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Loans of such Lender denominated in Foreign Currencies are to be made.

“Multicurrency Loan” means, in Dollar Equivalent Amount, any Loan denominated in a Foreign Currency.

“Multicurrency Obligations” means all Obligations denominated in a Foreign Currency.

“Multicurrency Pro Rata Share” means, as to each Multicurrency Lender, the ratio, expressed as a percentage, of (a) the amount of such Multicurrency Lender’s Multicurrency Revolving Commitment to (b) the aggregate amount of the Multicurrency Revolving Commitments of all Multicurrency Lenders hereunder; provided, however, that if at the time of determination the Multicurrency Revolving Commitments have been terminated or been reduced to zero, the “Multicurrency Pro Rata Share” of each Multicurrency Lender shall be the “Multicurrency Pro Rata Share” of such Multicurrency Lender in effect immediately prior to such termination or reduction.

“Multicurrency Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Bank for any drawing honored by the Issuing Bank under a Multicurrency Letter of Credit. All “Multicurrency Reimbursement Obligations” with respect to Multicurrency Letters of Credit hereunder shall be in Dollar Equivalent Amounts.

“Multicurrency Revolving Commitment” means, as to each Multicurrency Lender, such Multicurrency Lender’s obligation to make Multicurrency Loans pursuant to Section 2.1, and to participate in Multicurrency Letters of Credit pursuant to Section 2.4(i), in an amount up to, but not exceeding the Dollar Equivalent Amount set forth for such Multicurrency Lender on Schedule 1.1(a) as such Multicurrency Lender’s “Multicurrency Revolving Commitment Amount” as the same may be reduced from time to time pursuant to the terms of this Agreement. With respect to Multicurrency Loans, each Multicurrency Lender’s “Multicurrency Revolving Commitment Amount” shall be determined using the Dollar Equivalent Amount. For avoidance of doubt, each Multicurrency Lender’s Multicurrency Revolving Commitment is a sub-commitment with respect to such Multicurrency Lender’s Total Commitment Amount.

“Multicurrency Sublimit” means the Dollar Equivalent Amount of $75,000,000.00. The Multicurrency Sublimit is part of, and not in addition to, the Total Commitment.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“Multifamily Property” means a Property improved with residential apartments, which may include a Property that is a part of a Mixed-Use Project.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that (i) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge and (ii) the foregoing shall not apply to restrictions or conditions imposed by agreements relating to Secured Indebtedness permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods) (a) rents and other revenues received in the ordinary course from such Property (including proceeds from rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent); minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries and any property management fees); minus (c) the Capital Reserves for such Property as of the end of such period; minus (d) without duplication (i) any actual property management fees paid to an unaffiliated third party during such period and (ii) the management fee charged to the Property for purposes of reporting same-property NOI, but in no event shall the amount of this clause (ii) be less than three percent (3%) of the gross revenues for such Property for such period. For purposes of calculating rents under (a) herein above, (1) for each of the first three fiscal quarters of each fiscal year, NOI shall include the lesser of (A) twenty-five percent (25%) of the budgeted percentage rents for such fiscal year, or (B) twenty-five percent (25%) of the actual percentage rents received by Borrower in the immediately preceding fiscal year; and (2) for the fourth fiscal quarter of each fiscal year, NOI shall include twenty-five percent (25%) of the percentage rents actually received by Borrower in such fiscal year.

“New Guarantor” has the meaning given to such term in Section 8.14(a).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor(s)” means any Subsidiary or Unconsolidated Affiliate of the Borrower that is not required to become a party to the Guaranty.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Revolving Note or a Bid Rate Note.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of April 20, 2016, by and among Borrower and the purchasers thereto and their successors and assigns under Section 22 thereof, as amended, restated, supplemented, or otherwise modified from time to time.

“Notice of Borrowing” means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit I (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11 evidencing the Borrower’s request for the Continuation of a LIBOR Loan, or a Multicurrency Loan denominated in a Foreign Currency .

“Notice of Conversion” means a notice substantially in the form of Exhibit J (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.12 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Administrative Agent, the Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control and any successor thereto.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10 Q or Form 10 K (or their equivalents) which the Borrower is required to file with the SEC.

“Office Property” means a Property improved with a building or buildings the substantial use of which is office space, which may include a Property that is part of a Mixed-Use Project.

“Original Currency” has the meaning given that term in Section 13.13(a).

“Original Maturity Date” means February 1, 2021.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency” has the meaning given that term in Section 13.13(a).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly-Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participant” has the meaning given that term in Section 13.6(d).

“Participant Register” has the meaning given that term in Section 13.6(d).

“Participating Member State” means each country so described in any EMU Legislation.

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) which are not at the time required to be paid or discharged under Section 8.6; (b) the claims of materialmen, mechanics, carriers, warehousemen, landlords or similar claims or liens for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not more than sixty (60) days past due or are being contested in good faith; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (d) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the marketability of such property or impair the intended use thereof in the business of such Person; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (f) Liens in favor of the Administrative

Agent for its benefit and the benefit of the Lenders, the Issuing Bank, and each Specified Derivatives Provider; (g) Liens in existence as of the date hereof and set forth on Schedule 1.1(c) attached hereto; (h) Liens securing Indebtedness permitted hereunder; (i) Liens securing inter-company Indebtedness, which Lien has not been assigned, pledged, or encumbered by any Person not the Borrower or its Subsidiaries; (j) UCC protective filings; (k) non-consensual Liens of less than $1,500,000 per asset or Property, or $5,000,000 in the aggregate; and (l) such other Liens as permitted hereunder.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group, or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, when applied pursuant to Section 2.6, the rate of interest otherwise applicable in respect of any principal of any Loan or any Reimbursement Obligation that is not paid when due plus an additional two percent (2.0%) per annum, and with respect to any other Obligation due and owing at such time, a rate per annum equal to Base Rate as in effect from time to time, plus the Applicable Margin then in effect for Revolving Loans that are Base Rate Loans, plus two percent (2.0%).

“Pounds Sterling”, “GBP”, and “£” means, at any time of determination, the lawful currency of the United Kingdom.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Borrower or any Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interest” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Preferred Stock” means, with respect to any Person, shares of capital stock of, or other Equity Interests in, such Person which are entitled to preference or priority over any other capital stock of, or other Equity Interest in, such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means the office of the Administrative Agent located at 608 Second Avenue S., 11th Floor, Minneapolis, Minnesota 55402 1916, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Pro Rata Share” means, (i) with respect to Loans and Letter of Credit denominated in Dollars, as to each Lender, the ratio, expressed as a percentage of (a) the amount of such Lender’s Revolving Commitment (without duplication for Multicurrency Revolving Commitments, if any), to (b) the sum of the aggregate amount of the Revolving Commitments of all Lenders (without duplication for Multicurrency Revolving Commitments); and (ii) with respect to Multicurrency Loans and Multicurrency Letters of Credit, as to each Multicurrency Lender, such Multicurrency Lender’s Multicurrency Pro Rata Share; provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Loans, Bid Rate Loans and Letter of Credit Liabilities owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans, Bid Rate Loans and Letter of Credit Liabilities of all Lenders as of such date. If at the time of determination the Commitments have terminated and there are no outstanding Loans or Letter of Credit Liabilities, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Commitments were in effect or Loans or Letters of Credit Liabilities were outstanding.

“Property” means a parcel (or group of related parcels) of real property owned or developed (or to be developed) by the Borrower, any Subsidiary or any Unconsolidated Affiliate or in which Borrower, any Subsidiary or any Unconsolidated Subsidiary has a leasehold interest.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “Eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P, Moody’s or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recourse Indebtedness” means Indebtedness that is not Nonrecourse Indebtedness.

“Recourse Guarantor” means a Person (other than the Borrower) which guaranties, or is otherwise obligated in respect of, any Indebtedness for borrowed money of any other Person and/or has incurred, acquired or suffered to exist any Recourse Indebtedness (other than (i) guaranties of customary non-recourse carve-out obligations so long as such guaranties do not become recourse guaranties for the payment of such Indebtedness, (ii) intercompany debt between wholly-owned Subsidiaries of Borrower, and (iii) Indebtedness and/or Recourse Indebtedness (other than intercompany debt between wholly-owned Subsidiaries of Borrower) which, together with all other such Indebtedness that a Subsidiary has guaranteed, or is otherwise obligated in respect of that gives rise to the requirement to be a Guarantor under this section and/or Recourse Indebtedness which any Subsidiary has incurred, acquired or suffered to exist that gives rise to an obligation to be a Guarantor under this definition, but in respect of which Indebtedness and Recourse Indebtedness, in each case, such Subsidiaries are not Guarantors, does not exceed $25,000,000, in the aggregate, at any time outstanding).

“Redevelopment Property” means a Property, other than a Development Property, (a) on which a portion of the land and/or all or a portion of the existing building or other improvements are undergoing renovation, expansion and/or redevelopment and for which any of the following has occurred (i) construction has commenced, or (ii) the Borrower, any Subsidiary or any Unconsolidated Affiliate, as the case may be, has entered into a binding construction contract or (iii) the Borrower, any Subsidiary or any Unconsolidated Affiliate, as the case may be, has entered into a binding agreement by an anchor tenant to enter into a lease of any such Property and (b) either (i) that has not achieved a Leasing Rate of eighty percent (80%) or more or (ii) on which the improvements (other than tenant improvements on unoccupied space) related to the renovation and redevelopment have not been substantially completed. The term “Redevelopment Property” shall include Property of the type described in the immediately preceding sentence to be (but not yet) acquired by any such Person upon completion of construction pursuant to a contract in which the seller of such Property is required to renovate prior to, and as a condition precedent to, such acquisition or Property being developed by third parties with related indebtedness that the Borrower, any Subsidiary or any Unconsolidated Affiliate has guaranteed or as to which any such Person is otherwise obligated. A Redevelopment Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been substantially completed for at least twelve (12) months shall cease to constitute a Redevelopment Property notwithstanding the fact that such Property has not achieved a Leasing Rate of at least eighty percent (80%). Where gross leasable area is being added, expanded, renovated or reconfigured within an existing income producing Property, for purposes of calculating Unencumbered Asset Value and Total Asset Value, such Property shall only be considered a Redevelopment Property to the extent of the gross leasable area being added, expanded, renovated or reconfigured.

“Register” has the meaning given that term in Section 13.6(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional, and irrevocable obligation of the Borrower to reimburse the Issuing Bank for any drawing honored by the Issuing Bank under a Letter of Credit. All “Reimbursement Obligations” with respect to Multicurrency Letters of Credit hereunder shall be in Dollar Equivalent Amounts.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Requisite Lenders” means, as of any date, (a) Lenders having greater than fifty percent (50%) of the Total Commitment Amount, or (b) if the Revolving Commitments have been terminated or reduced to zero, Lenders holding greater than fifty percent (50%) of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be deemed to hold a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Multicurrency Lenders” means, as of any date, (a) Multicurrency Lenders having greater than fifty percent (50%) of the aggregate amount of the Multicurrency Revolving Commitments of all Multicurrency Lenders, or (b) if the Multicurrency Revolving Commitments have been terminated or reduced to zero, Multicurrency Lenders holding greater than fifty percent (50%) of the principal amount of the aggregate outstanding Multicurrency Loans and Multicurrency Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Multicurrency Lenders” shall in no event mean less than two Lenders.

“Reserve Percentage” means the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an officer of any Lender outside of the United States of America). For purposes of calculating LIBOR, any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“Responsible Officer” means with respect to the Borrower or any Subsidiary, the chief executive officer, the president and the chief financial officer of the Borrower or such Subsidiary.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interest to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt to the extent not permitted by the express subordination terms related thereto; and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Retail Property” means a Property improved with a building or buildings the substantial use of which is retail space, which may include a Property that is part of a Mixed-Use Project.

“Revaluation Date” shall mean, with respect to any Multicurrency Obligation, each of the following: (a) in connection with the origination of any new Extension of Credit, the Business Day which is the earliest of the date such credit is extended, the date the rate is set or the date the bid is accepted, as applicable; (b) in connection with any extension or continuation of an existing Loan, the Business Day that is the earlier of the date such advance is extended or Continued, or the date the rate is set, as applicable, in connection with any extension or Continuation; (c) each date a Letter of Credit is issued or renewed pursuant to Section 2.4 or amended in such a way as to modify the Letter of Credit Liabilities; (d) the date of any reduction of any of the Revolving Commitment, or the L/C Commitment Amount, as the case may be; and (e) such additional dates as the Administrative Agent or the Requisite Lenders shall deem reasonably necessary, including, without limitation, the last Business Day of each month and the last day of any Foreign Currency Interest Period. For purposes of determining availability hereunder, the rate of exchange for any Foreign Currency shall be the Spot Rate.

“Revolving Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1, to issue (in the case of the Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.4(i), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule 1.1(a) as such Lender’s “Revolving Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Lender becoming a party hereto in accordance with Section 2.18, as the same may be reduced from time to time pursuant to Section 2.14 or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.6 or increased as appropriate to reflect any increase effected in accordance with Section 2.18. For avoidance of doubt, the aggregate Revolving Commitment for any Lender shall not exceed such Lender’s Revolving Commitment Amount, and the aggregate Revolving Commitment Amount for all Lenders shall not exceed the Total Commitment Amount.

“Revolving Loan” has the meaning given that term in Section 2.1(a).

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit L, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Same Day Funds” means (a) with respect to disbursement and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in any Foreign Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant currency.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Extended Maturity Date” means January 31, 2022.

“Second Extension Option” has the meaning given to that term in Section 2.15.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Borrower, shall include (without duplication) the Borrower’s Ownership Share of the Secured Indebtedness of any of its Unconsolidated Affiliates.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Sharing Event” means (i) the occurrence of an Event of Default under Section 11.1(e) or 11.1(f), (ii) the termination of the Commitments under Section 11.2(a), or (iii) the acceleration of the Maturity Date.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Borrower or any Subsidiary of the Borrower and a Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“Spot Rate” shall mean, with respect to any Foreign Currency, the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. (London time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation in made.

“Stated Amount” means the Dollar Equivalent Amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), (a) the numerator of which is the number one, and (b) the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board of Governors of the Federal Reserve System of the United States of America, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of any Obligations denominated in Dollars, include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System of the United States of America. Borrowings shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent under any Applicable Law, rule or regulation, including such Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Debt” means Indebtedness for money borrowed of the Borrower or any of its Subsidiaries that is subordinated in right of payment and otherwise to the Loans and the other Guaranteed Obligations in a manner satisfactory to the Administrative Agent in its sole and absolute discretion.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of thirty percent (30%) of total consolidated assets (exclusive of depreciation) at such time of the Borrower and its Subsidiaries determined on a consolidated basis.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agreement” means the Amended and Restated Loan Agreement, dated as of December 10, 2014, by and among Borrower, the financial institutions party thereto and their assignees under Section 13.6 thereof, PNC Bank, National Association, as administrative agent, and the other parties thereto, as amended, restated, supplemented, or otherwise modified from time to time.

“Titled Agent” has the meaning given that term in Section 12.11.

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis:

(a) cash and cash equivalents (other than tenant deposits and other cash and cash equivalents that are subject to a Lien (other than ordinary course bankers’ liens, rights of setoff or similar liens for accrued and unpaid fees and for other amounts owing with respect to cash management and operating account agreements) or a Negative Pledge or the disposition of which is restricted in any way, but including cash held by an exchange agent or similar person in connection with a 1031 exchange or similar transaction); plus

(b) the quotient of (i) EBITDA of the Borrower and its Subsidiaries for the fiscal quarter most recently ended multiplied by four (4), divided by (ii) the Capitalization Rate; plus

(c) EBITDA from management activities for the fiscal quarter most recently ended multiplied by four (4), divided by twenty percent (20%); plus

(d) with respect to each Property that is an Eligible Property acquired during the six (6) fiscal quarters most recently ended, either (i) the GAAP book value of such Property or, (ii) if Borrower has so elected (provided, that following any such election such Property may not thereafter be valued at GAAP book value under this clause (d)), NOI for the quarter most recently ended multiplied by four (4) divided by the Capitalization Rate; plus

(e) the contractual purchase price of Properties of the Borrower and its Subsidiaries, subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Total Indebtedness; plus

(f) the GAAP book value of all Development Properties and Redevelopment Properties; plus

(g) the GAAP book value of Unimproved Land; plus

(h) the Fair Market Value of Marketable Securities owned by Borrower and its Subsidiaries; provided, however, that if more than five percent (5%) of the Total Asset Value is attributable to Marketable Securities, then the value of such Marketable Securities in excess of five percent (5%) of Total Asset Value shall be limited solely to the market value of common or preferred shares of companies domiciled in the United States (i.e., no ADR’s), and listed on the NYSE, NASDAQ or other recognized United States exchange and quoted on at least a daily basis on such exchange, unless such Marketable Securities are debt securities, in which case such securities shall be valued at the lesser of (i) the cost or (ii) the market value of such securities, which debt securities in any event must have an Investment Grade Rating and issued by companies domiciled in the United States; plus

(i) the GAAP book value of First Mortgage Receivables and Mezzanine Debt Investments; plus

(j) the face amount of any loans or other advances made to qualified intermediaries or similar Persons in connection with a 1031 exchange or similar transaction.

For purposes of calculating EBITDA in clauses (b) and (c) above, (i) for each of the first three (3) fiscal quarters of each fiscal year, EBITDA shall include the lesser of (A) twenty-five percent (25%) of the budgeted percentage rents for such fiscal year or (B) twenty-five percent (25%) of the actual percentage rents received by Borrower in the immediately preceding fiscal year and (ii) for the fourth fiscal quarter of each fiscal year, EBITDA shall include twenty-five percent (25%) of the percentage rents actually received by Borrower in such fiscal year. The Borrower’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in clause (a)) will be included in the calculation of Total Asset Value consistent with the above described treatment for wholly owned assets. EBITDA attributable to (a) Properties under clause (d) above, (b) Properties that were Development Properties or Redevelopment Properties at the end of such fiscal quarter, and (c) revenue from interest and dividends paid from Marketable Securities, including, without limitation, dividend revenue received from Affiliates shall not be included in the calculation of EBITDA under clause (b) above.

Notwithstanding the foregoing, for purposes of determining Total Asset Value, to the extent the amount of Total Asset Value attributable to (A) Properties leased under ground leases would exceed ten percent (10%), (B) Unimproved Land would exceed five percent (5%), (C) First Mortgage Receivables and Mezzanine Debt Investments would exceed ten percent (10%), (D) Development Properties would exceed fifteen percent (15%), (E) Marketable Securities would exceed ten percent (10%), and (F) capitalized management fees would exceed ten percent (10%), such excess with respect to each of clauses (A), (B), (C), (D), (E), and (F) shall be excluded from Total Asset Value. In addition to the limitations set forth in the immediately preceding sentence but after giving effect to any deductions for excesses attributable to Unimproved Land, First Mortgage Receivables, Mezzanine Debt Investments, Development Properties and Marketable Securities made pursuant to the immediately preceding sentence, to the extent that the Total Asset Value attributable to Unimproved Land, First Mortgage Receivables, Mezzanine Debt Investments, Development Properties, and Marketable Securities, together the Total Asset Value attributable to assets owned by Unconsolidated Affiliates, would, in the aggregate, exceed thirty-five percent (35%) of Total Asset Value (determined prior to any reductions implicated by the immediately preceding sentence), such excess, in addition to the excesses in the immediately preceding sentence, shall be excluded from Total Asset Value.

“Total Commitment Amount” means, at any time, the then aggregate amount of the Commitments of all Lenders hereunder. The Total Commitment Amount is $850,000,000 as of the Effective Date, and is subject to decrease or increase in accordance with Section 2.14 or Section 2.18, as applicable.

“Total Indebtedness” means all Indebtedness of Borrower and its Ownership Share of all Indebtedness of all of its Subsidiaries.

“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan, a Base Rate Loan, a Multicurrency Loan, or in the case of a Bid Rate Loan only, an Absolute Rate Loan or a LIBOR Margin Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis or cost method of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Adjusted NOI” means, for any period with respect to all Eligible Properties (a) NOI from all Wholly-Owned Properties as adjusted for any non-recurring items during the reporting period, plus (b) Borrower’s Ownership Share of NOI from Controlled Properties, minus (c) Capital Reserves for such period.

“Unencumbered Asset Value” means, without duplication,

(a) the Unencumbered Adjusted NOI (excluding NOI attributable to Development Properties and Redevelopment Properties) for the fiscal quarter most recently ended multiplied by four (4) divided by the Capitalization Rate, plus

(b) with respect to each Property that is an Eligible Property acquired during the six (6) fiscal quarters most recently ended, either (i) the GAAP book value of such Property or, (ii) if Borrower has so elected (provided, that following any such election such Property may not thereafter be valued at GAAP book value under this clause (b)), Unencumbered Adjusted NOI for the fiscal quarter most recently ended multiplied by four (4) divided by the Capitalization Rate, plus

(c) the GAAP book value of all Development Properties and Redevelopment Properties that, in each case, are Eligible Properties, plus

(d) all cash and cash equivalents held in a United States account wholly owned by Borrower or its Subsidiaries (other than any Excluded Subsidiary) that are not subject to any Lien (other than ordinary course bankers’ liens, rights of setoff or similar liens for accrued and unpaid fees and for other amounts owing with respect to cash management and operating account agreements) or a Negative Pledge or the disposition of which is restricted in any way, but including cash held by an exchange agent or similar person in connection with a 1031 exchange or similar transaction, plus

(e) First Mortgage Receivables (excluding the portion of any First Mortgage Receivable for which the ratio of the principal balance of the loan to value of the Property securing repayment of such First Mortgage Receivable exceeds seventy-five percent (75%)) and Mezzanine Debt Investments that are not more than ninety (90) days past due that, in each case, are not subject to any Lien or Negative Pledge and in respect of which none of the ownership interests of the owner of such First Mortgage Receivables or Mezzanine Debt Investments, as applicable, is subject to any Lien or Negative Pledge, plus

(f) the GAAP book value of Unimproved Land of the Borrower and its Subsidiaries that is Eligible Property, plus

(g) the Fair Market Value of Marketable Securities owned by Borrower and its Subsidiaries that are not subject to any Lien or Negative Pledge and in respect of which none of the ownership interests of the owner of such Marketable Securities is subject to any Lien or Negative Pledge.

Notwithstanding the foregoing, for purposes of determining Unencumbered Asset Value, to the extent the amount of Unencumbered Asset Value attributable to (A) Controlled Properties would exceed twenty-five percent (25%), (B) Properties leased under ground leases would exceed fifteen percent (15%),

(C) Development Properties would exceed fifteen percent (15%), (D) Marketable Securities would exceed ten percent (10%), (E) Unimproved Land would exceed five percent (5%) and (F) First Mortgage Receivables and Mezzanine Debt Investments would exceed five percent (5%), in the aggregate, such excess, with respect to each of the clauses (A), (B), (C), (D), (E) and (F), shall be excluded from Unencumbered Asset Value. In addition to the limitations set forth in the immediately preceding sentence but after giving effect to any deductions for excesses attributable to the assets described in clauses (A), (B), (C), (D), (E), and (F) of that sentence, to the extent that Unencumbered Asset Value attributable to the assets described in clauses (A), (C), (D), (E), and (F) above (but not (B) above), together with the value attributable to the tenant in common interest in the Parnassus Medical Office Building owned by Borrower and its Subsidiaries, would, in the aggregate, exceed thirty percent (30%) of Unencumbered Asset Value (determined prior to any reductions implicated by the immediately preceding sentence), such excess, in addition to the excesses in the immediately preceding sentence, shall be excluded from Unencumbered Asset Value.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unimproved Land” land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the following twelve months.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.

“Unsecured Interest Expense” means, with respect to a Person and for any period, all Interest Expense of such Person for such period attributable to Unsecured Indebtedness.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(III).

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly-Owned Property” means an Eligible Property which is wholly-owned in fee simple (or leased under an Eligible Ground Lease) by the Borrower or a Wholly-Owned Subsidiary of Borrower.

“Wholly-Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 General; References to Pacific Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Agreement Date; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 13.7); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. Notwithstanding anything herein to the contrary, any change in GAAP effective before the date hereof (but after December 31, 2015) regarding a change or reclassification of the treatment of obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property from an operating lease to a capital lease shall be deemed to be a change in GAAP, regardless of the date enacted, adopted or issued.

References in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections, and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Pacific time daylight or standard, as applicable. Exhibits B, G, H, I, J and K attached hereto may be modified from time to time by the Administrative Agent and the Borrower as appropriate to facilitate the borrowings contemplated thereby.

Section 1.3 Financial Attributes of Non-Wholly-Owned Subsidiaries.

When determining the compliance by the Borrower with any financial covenant contained in any of the Loan Documents, consolidated Subsidiaries, and the Ownership Share of the Borrower of the economic attributes of Unconsolidated Affiliates, shall be included.

Section 1.4 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent Amounts of Extensions of Credit and amounts outstanding hereunder denominated in any Foreign Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents and the Fee Letter shall be such Dollar Equivalent Amount as so determined by the Administrative Agent acting in its commercially reasonable discretion.

(b) Wherever in this Agreement in connection with an Obligation, Conversion, Continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Obligation is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar Equivalent Amount (rounded to the nearest 1,000 units of such Foreign Currency), as determined by the Administrative Agent.

Section 1.5 Redenomination of Certain Foreign Currencies and Computation of Dollar Equivalent Amounts.

(a) Each obligation of the Borrower to make a payment denominated in the official national currency of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into the Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Obligation in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Obligation, at the end of the then current Interest Period.

(b) Each provision of this Agreement relating to Loans or Letters of Credit denominated in Euros shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro; provided, that such changes are generally made to the credit documentation for other borrowers similarly situated to the Borrower.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in the currency of any foreign country and any relevant market conventions or practices relating to the change in such currency; provided, that such changes are generally made to the credit documentation for other borrowers similarly situated to the Borrower.

(d) References herein to minimum amount stated in Dollars and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency and/or any Multicurrency Loan or Multicurrency Letter of Credit, shall be deemed to refer to approximate Foreign Currency Equivalents.

Section 1.6 Amendment and Restatement.

This Agreement shall fully amend and restate the Existing Credit Agreement. The Lenders’ interests with respect to the Loan proceeds outstanding under (and as defined in) the Existing Credit Agreement, shall be allocated on the Effective Date in accordance with each Lender’s Commitments. The principal amount outstanding under the Existing Credit Agreement as of the date hereof shall be deemed to be Loan proceeds disbursed hereunder and under the Notes, with each Lender having funded a portion of such Loan proceeds in an amount equal to its respective Pro Rata Share thereof; such initial outstanding advances hereunder (together with issued and undrawn Letters of Credit) are set forth on Schedule 1.6 attached hereto. On the Effective Date, (A) the loan commitment of each Lender that is a party to the Existing Credit Agreement but not a party to this Agreement (an “Exiting Lender”) shall be terminated, all outstanding obligations owing to such Exiting Lenders under the Existing Credit Agreement on the Effective Date shall be paid in full, and each Exiting Lender shall cease to be a Lender under this Agreement; provided, however, that, notwithstanding anything else provided herein or otherwise, any rights of an Exiting Lender under the Loan Documents that are intended by their express terms to survive termination of the Commitments and/or the repayment, satisfaction or discharge of obligations under any Loan Document shall survive for such Exiting Lender hereunder, and (B) each Person listed on Schedule 1.1(a) attached to this Agreement shall be a Lender under this Agreement with the Commitments set forth opposite its name on such Schedule 1.1(a).

ARTICLE II CREDIT FACILITY

Section 2.1 Revolving Loans.

(a) Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 2.2 and Section 2.17 below, each Lender severally and not jointly agrees to make Loans in Dollars and, each Multicurrency Lender severally and not jointly agrees to make Multicurrency Loans in Foreign Currencies (collectively, the “Revolving Loans”) to the Borrower during the period from and including the Effective Date to, but excluding, the Maturity Date, in an aggregate principal Dollar Equivalent Amount at any one time outstanding up to, but not exceeding, each such Lender’s Revolving Commitment or such Multicurrency Lender’s Multicurrency Revolving Commitment; provided, however, that Revolving Loans shall not be made if restricted by the amount limitations set forth in Section 2.17. Each borrowing of Revolving Loans denominated in Dollars hereunder shall be in an aggregate principal amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Notwithstanding the immediately preceding two sentences but subject to Section 2.17, a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay, and re-borrow Revolving Loans. Borrower is and shall remain a U.S. Person.

(b) Requests for Revolving Loans. Not later than 9:00 a.m. (Pacific time) for a same-day borrowing of Base Rate Loans, and not later than 11:00 a.m. (Pacific time) at least three (3) Business Days prior to a borrowing of LIBOR Loans the Borrower shall deliver to the Administrative Agent a Notice of Borrowing, and not later than 2:00 p.m. (Pacific time) at least four (4) Business Days prior to a borrowing of Multicurrency Loans, the Borrower shall deliver to the Administrative Agent a Foreign Currency Credit Notice. Each such notice shall specify the currency and aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a

Business Day), the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans or Multicurrency Loans denominated in a Foreign Currency, the initial Interest Period for such Revolving Loans. If no Interest Period is specified in the Foreign Currency Credit Notice, Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Notice of Borrowing and Foreign Currency Credit Notice shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c) Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing or Foreign Currency Credit Notice under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender (or Multicurrency Lender, as applicable) of the proposed borrowing. Each Lender shall deposit an amount (in Dollars or the requested Foreign Currency, as applicable) equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds (i) not later than 9:00 a.m. (Pacific time) on the date of such proposed Revolving Loans denominated in Dollars (except in the case of Revolving Loans denominated in Dollars that are to be Base Rate Loans and the Notice of Borrowing for which is received by Administrative Agent on the date of the requested disbursement, in which case, not later than 1:00 p.m. (Pacific time), and (ii) not later than the applicable time specified by the Administrative Agent on the date of such proposed Revolving Loans denominated in a Foreign Currency. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall then make available to the Borrower in the account specified by Borrower in the Disbursement Instruction Agreement or Borrower’s account denominated in the applicable Foreign Currency specified in the Foreign Currency Credit Notice, as applicable, not later than 9:00 a.m. (Pacific time) (except in the case of Revolving Loans denominated in Dollars that are Base Rate Loans and the Notice of Borrowing for which is received by Administrative Agent on the date of the requested disbursement, in which case, not later than 1:00 p.m. (Pacific time)) (unless otherwise specified by the Administrative Agent), on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent in like funds as received by the Administrative Agent.

(d) Assumptions Regarding Funding by Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower, but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans and/or Multicurrency Loans, as applicable. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.

(e) Effect of Revolving Loans on the Revolving Commitments. While any Revolving Loan remains outstanding, the Revolving Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Pro Rata Share, and (ii) the sum of (A) the Dollar Equivalent Amount of all outstanding Loans, plus (B) the Dollar Equivalent Amount of all Letter of Credit Liabilities.

Section 2.2 Additional Multicurrency Loan and Multicurrency Letter of Credit Provisions.

(a) Multicurrency Sublimit. The aggregate principal Dollar Equivalent Amount at any one time outstanding of all Multicurrency Loans and all Multicurrency Letter of Credit Liabilities, in whatever Foreign Currency so denominated, shall not exceed the Multicurrency Sublimit.

(b) Multicurrency Revolving Commitments. The aggregate principal Dollar Equivalent Amount at any one time outstanding of all Multicurrency Loans and of all Multicurrency Letter of Credit Liabilities of any Multicurrency Lender, shall not exceed such Multicurrency Lender’s Multicurrency Revolving Commitment. Any change in a Multicurrency Lender’s Multicurrency Revolving Commitment shall similarly change such Multicurrency Lender’s Multicurrency Pro Rata Share in a like manner and amount.

(c) Effect of Multicurrency Loans and Multicurrency Letters of Credit on the Multicurrency Revolving Commitments. While any Multicurrency Loan remains outstanding and any Multicurrency Letter of Credit Liabilities exist, the Multicurrency Revolving Commitment of each Multicurrency Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Multicurrency Lender’s Multicurrency Pro Rata Share, and (ii) the sum of (A) all outstanding Multicurrency Loans, plus (B) the Multicurrency Letter of Credit Liabilities.

(d) Repayment of Multicurrency Extensions of Credit.

(i) Multicurrency Extensions of Credit shall be paid in the Foreign Currency so denominated, in Same Day Funds, without setoff or counterclaim, by Borrower when due into such account at such financial institution as the Administrative Agent may from time to time specify in writing to Borrower as being applicable to such Multicurrency Extensions of Credit.

(ii) If, after any Multicurrency Obligation is outstanding, currency control or exchange regulations are imposed in the country which issues such currency with the result that the currency in which such Multicurrency Obligation is denominated no longer exists, or Borrower is not able to make payment to the Administrative Agent in such currency, then all payments to be made by Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent Amount (as of the date of repayment and, notwithstanding anything to the contrary in the definition of Spot Rate, at a time determined by the Administrative Agent) of such payment due, it being the intention of the parties hereto that Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(e) Redenomination. Upon the occurrence of a Sharing Event, automatically (and without the taking of any action) unless otherwise agreed to by the Requisite Lenders (i) all then outstanding Multicurrency Obligation shall be automatically converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent Amount of the aggregate principal amount of the applicable Multicurrency Obligation on the date such Sharing Event first occurred) (the “Redenominated

Amounts”), which Redenominated Amounts (1) shall thereafter continue to be deemed to be Base Rate Loans and (2) unless the Sharing Event resulted solely from a termination of the Commitments, shall be immediately due and payable on the date such Sharing Event has occurred and (ii) unless the Sharing Event resulted solely from a termination of the Commitments, all accrued and unpaid interest and other amounts owing with respect to such Redenominated Amounts shall be immediately due and payable in Dollars, using the Dollar Equivalent Amount of such accrued and unpaid interest and other amounts.

(f) Repayment and Participations of Multicurrency Loans. Upon the occurrence of a Sharing Event or any redenomination under Section 11.2(b), and after giving effect to any automatic redenomination pursuant to Section 2.2(e), each Lender shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in Dollars) undivided participating interests in all such Multicurrency Loans outstanding so that each Lender shall have a share of such outstanding Multicurrency Loans equal to its Pro Rata Share (provided that if such purchase of a participating interest would increase the aggregate Revolving Commitment Amount of any Lender to an amount greater than such Lender’s Revolving Commitment Amount, then the amount of the participation such Lender is required to purchase hereunder shall be reduced by such excess amount). Upon any such occurrence, the Administrative Agent shall notify each Lender and shall specify the amount of Dollars required from such Lender in order to effect the purchases and sales by the various Lenders of participating interests in the amounts required above (together with accrued interest with respect to the period for the last interest payment date through the date of the Sharing Event, plus any additional amounts payable by the Borrower pursuant to this Section in respect of such accrued but unpaid interest); provided, in the event that a Sharing Event shall have occurred, each Lender shall be deemed to have purchased, automatically and without request, such participating interests. Promptly upon receipt of such request, each Lender shall deliver to the Administrative Agent (in immediately available funds in Dollars) the net amounts as specified by the Administrative Agent. The Administrative Agent shall promptly deliver the amounts so received to the various Lenders in such amounts as are needed to effect the purchases and sales of participations as provided above. Promptly following receipt thereof, each Lender which has sold participations in any of its Loans (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.

(g) Payment in Dollars. Upon the occurrence of a Sharing Event or any redenomination under Section 11.2(b), all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Multicurrency Obligation initially denominated in a Foreign Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Multicurrency Obligation had originally been made in Dollars.

(h) Payment Obligation of Lenders. If any amount required to be paid by any Lender pursuant to Section 2.2(f) is not paid to the Administrative Agent within one (1) Business Day following the date upon which such Lender receives notice from the Administrative Agent of the amount of its participations required to be purchased pursuant to Section 2.2(f), such Lender shall also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Lender for the purchase of its participations, multiplied by (ii) the daily average Federal Funds Effective Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent, multiplied by (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is three hundred sixty (360). If any such amount required to be paid by any Lender pursuant to Section 2.2(f) is not in fact made available to the Administrative Agent within three (3) Business Days following the date upon which such Lender receives notice from the Administrative Agent as to the amount of participations required to be purchased by it, the Administrative Agent shall be entitled to recover from such Lender on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to Base Rate Loans. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable by any Lender pursuant to this Section shall be conclusive and binding.

(i) Obligations Absolute. Each Lender’s obligation to purchase participating interests pursuant to this Section shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party or any other Person, (iv) any breach of this Agreement by any party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(j) Additional Costs. Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Lender which has purchased such participations shall be entitled to receive from the Borrower any increased costs and indemnities directly from the Borrower to the same extent as if it were the direct Lender as opposed to a participant therein. The Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section, increased Taxes may be owing by the Borrower pursuant to Section 3.10, which Taxes shall be paid (to the extent provided in Section 3.10) by the Borrower, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section.

(k) Funding of Multicurrency Loans. Each Lender may, at its option, make any Loan available to Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect any obligation of any Loan Party with respect to such Loan, including, without limitation, the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.3 Bid Rate Loans.

(a) Bid Rate Loans. At any time during the period from the Effective Date to but excluding the Maturity Date, and so long as the Borrower continues to maintain an Investment Grade Rating, the Borrower may, as set forth in this Section, request that the Administrative Agent solicit the Lenders to make offers to make Bid Rate Loans to the Borrower in Dollars (and not in any Foreign Currency), with terms of thirty (30), sixty (60), ninety (90), or one hundred eighty (180) days. The aggregate principal amount of Bid Rate Loans at any one time outstanding shall not exceed fifty percent (50%) of the then existing aggregate Total Commitment Amount. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) Requests for Bid Rate Loans. When the Borrower wishes to request from the Lenders offers to make Bid Rate Loans, it shall give the Administrative Agent notice (a “Bid Rate Quote Request”) so as to be received no later than 9:00 a.m. (Pacific time) on (x) the Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction, and (y) the date four (4) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction. The Administrative Agent shall deliver to each Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Administrative Agent. The Borrower may request offers to make Bid Rate

Loans for up to three (3) different Interest Periods in any one Bid Rate Quote Request; provided that if granted each separate Interest Period shall be deemed to be a separate borrowing (a “Bid Rate Borrowing”). Each Bid Rate Quote Request shall be substantially in the form of Exhibit C and shall specify as to each Bid Rate Borrowing all of the following:

(i) the proposed date of such Bid Rate Borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Bid Rate Borrowing which shall be in a minimum amount of $2,000,000 and integral multiples of $100,000 in excess thereof, which shall not cause any of the limits specified in Section 2.17 to be violated;

(iii) whether the Bid Rate Quote Request is for LIBOR Margin Loans or Absolute Rate Loans; and

(iv) the duration of the Interest Period applicable thereto, which shall not extend beyond the Maturity Date.

The Borrower shall not deliver more than one Bid Rate Quote Request during any three (3) Business Day period, or more than four (4) Bid Rate Quote Requests during any calendar month.

(c) Bid Rate Quotes.

(i) Each Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided, that if the Borrower’s request under Section 2.3(b) specified more than one Interest Period, such Lender may make a single submission containing only one Bid Rate Quote for each such Interest Period. Each Bid Rate Quote must be submitted to the Administrative Agent not later than 8:30 a.m. (Pacific time) (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction, and in either case the Administrative Agent shall disregard any Bid Rate Quote received after such time; provided, that the Lender then acting as the Administrative Agent may submit a Bid Rate Quote only if it notifies the Borrower of the terms of the offer contained therein not later than thirty (30) minutes prior to the latest time by which the Lenders must submit applicable Bid Rate Quotes. Any Bid Rate Quote so made shall be irrevocable except with the consent of the Administrative Agent following the request of Borrower, which consent may be granted or denied in the Administrative Agent’s discretion. Such Bid Rate Loans may be funded by a Lender’s Designated Lender (if any) as provided in Section 13.6(h); however, such Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such Designated Lender. For avoidance of doubt, no Lender shall be obligated to provide a Bid Rate Quote under this Section.

(ii) Each Bid Rate Quote shall be substantially in the form of Exhibit D and shall specify:

(A) the proposed date of borrowing and the Interest Period therefor;

(B) the principal amount of the Bid Rate Loan for which each such offer is being made; provided that the aggregate principal amount of all Bid Rate Loans for which a Lender submits Bid Rate Quotes (x) may be greater or less than the Revolving Commitment of such Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested; provided further that any Bid Rate Quote shall be in a minimum amount of $2,000,000 and integral multiples of $100,000 in excess thereof;

(C) in the case of an Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) offered for each such Absolute Rate Loan (the “Absolute Rate”);

(D) in the case of a LIBOR Auction, the margin above or below applicable LIBOR (the “LIBOR Margin”) offered for each such LIBOR Margin Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest one-hundredth of one percent (0.01%) to be added to (or subtracted from) the applicable LIBOR; and

(E) the identity of the quoting Lender;

Unless otherwise agreed by the Administrative Agent and the Borrower, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.

(d) Notification by the Administrative Agent. The Administrative Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 9:30 a.m.(Pacific time) (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction, or (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction), notify the Borrower of the terms (i) of any Bid Rate Quote submitted by a Lender that is in accordance with Section 2.3(c), and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Lender with respect to the same Bid Rate Quote Request. Any such subsequent Bid Rate Quote shall be disregarded by the Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (B) the principal amounts and Absolute Rates or LIBOR Margins, as applicable, so offered by each Lender (identifying the Revolving Lender that made such Bid Rate Quote).

(e) Acceptance by Borrower.

(i) Not later than 10:30 a.m. (Pacific time) (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction, the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the Bid Rate Quotes so notified to it pursuant to Section 2.3(d) which notice by Borrower shall be in the form of Exhibit E. In the case of acceptance, such notice shall specify the aggregate principal amount of Bid Rate Quotes for each Interest Period that are accepted. The failure of the Borrower to give such notice by such time shall constitute non-acceptance. The Borrower may (but is not obligated to) accept any Bid Rate Quote in whole or in part; provided that:

(A) the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;

(B) the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section 2.3(b)(ii), and together with all other Bid Rate Loans then outstanding shall not cause the limits specified in Section 2.17 to be violated;

(C) acceptance of Bid Rate Quotes may be made only in ascending order of Absolute Rates or LIBOR Margins, as applicable, in each case beginning with the lowest rate so offered;

(D) any acceptance in part by the Borrower shall be in a minimum amount of $2,000,000 and integral multiples of $100,000 in excess thereof; and

(E) the Borrower may not accept any Bid Rate Quote that fails to comply with Section 2.3(c) or otherwise fails to comply with the requirements of this Agreement.

(ii) If Bid Rate Quotes are made by two or more Lenders with the same Absolute Rates or LIBOR Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which Bid Rate Quotes are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such Bid Rate Quotes permitted to be accepted shall be allocated by the Administrative Agent among such Lenders in proportion to the aggregate principal amount of such Bid Rate Quotes. Determinations by the Administrative Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

(f) Obligation to Make Bid Rate Loans. The Administrative Agent shall promptly (and in any event not later than (x) 11:30 a.m. (Pacific time) on the proposed date of borrowing of Absolute Rate Loans and (y) on the date three (3) Business Days prior to the proposed date of borrowing of LIBOR Margin Loans) notify each Lender as to whose Bid Rate Quote has been properly accepted and the amount and rate thereof. A Lender who is notified that it has been selected to make a Bid Rate Loan may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 13.6(h). Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee with respect to such Bid Rate Loan and be entitled to receive payment thereof when due. No Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded. Any Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 12:30 p.m. (Pacific time) on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at its Principal Office in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower not later than 1:30 p.m. (Pacific time) on such date by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower.

(g) No Effect on Revolving Commitment. Except for the purpose and to the extent expressly stated in Sections 2.14 and 2.17, the amount of any Bid Rate Loan made by any Lender shall not constitute a utilization of such Lender’s Revolving Commitment.

Section 2.4 Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.17, the Issuing Bank, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Maturity Date, one or more standby letters of credit (whether denominated in Dollars or in a Foreign Currency, each a “Letter of Credit”). The maximum aggregate amount of Letter of Credit Liabilities at any one time outstanding shall not to exceed $50,000,000, as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”). The aggregate stated amount of Letter of Credit Liabilities of any particular Issuing Bank at any one time outstanding shall not exceed $25,000,000.

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms, and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date seven (7) days prior to the Maturity Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may (A) contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Bank, but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is fifteen (15) days prior to the Maturity Date, and/or (B) extend up to one year beyond the Maturity Date, provided that such Letter of Credit is fully Cash Collateralized in the currency of such Letter of Credit not later than thirty (30) days prior to the Maturity Date. The initial Stated Amount of each Letter of Credit shall be at least $10,000.00 as such amount may be reduced from time to time in accordance with the terms hereof.

(c) Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Bank and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Domestic Letter of Credit and at least ten (10) Business Days prior to the requested date of issuance of a Multicurrency Letter of Credit, such notice shall describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount and currency, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2, the Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary, but in no event prior to the date five (5) Business Days following the date after which the Issuing Bank has received all of the items required to be delivered to it under this subsection. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d) Reimbursement Obligations. Upon receipt by the Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand; provided, however, that the Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally, and irrevocably agrees to pay and reimburse the Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest, or other formalities of any kind. Upon receipt by the Issuing Bank of any payment in respect of any Reimbursement Obligation, the Issuing Bank shall promptly pay to each Lender that has acquired a participation therein under the second sentence of subsection (i) of this Section such Lender’s Pro Rata Share of such payment.

(e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and the Issuing Bank, or if the Borrower fails to reimburse the Issuing Bank for a demand for payment under a Letter of Credit, by the date of such payment, the failure of which the Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article VI would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans or Multicurrency Loans with an Interest Period of one (1) month) in a Dollar Equivalent Amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Lender or Multicurrency Lender, as applicable, prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 11:00 a.m., and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f) Effect of Letters of Credit on Revolving Commitments. Upon the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Pro Rata Share, and (ii) the sum of (A) the Stated Amount of such Letter of Credit, plus (B) any related Reimbursement Obligations then outstanding.

(g) Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Bank, the Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s Obligations with respect to any Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness, or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy, or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, the Administrative Agent or the Lenders. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Bank’s or the Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence, or willful misconduct (the existence of which shall be determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse the Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loans made pursuant to the second sentence of subsection (e) of this Section, shall be absolute, unconditional, and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including, without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense, or other right which the Borrower may have at any time against the Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Bank, the Administrative Agent, any Lender, or any other Person; (E) any demand, statement, or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay, or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.10, but not in limitation of the Borrower’s unconditional obligation to reimburse the Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of subsection (e) of this Section, the Borrower shall have no obligation to indemnify the Administrative Agent, the Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, the Issuing Bank or such Lender arising out of the gross negligence, or willful misconduct of the Administrative Agent, the Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(h) Amendments, Etc. The issuance by the Issuing Bank of any amendment, supplement, or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Bank), and no such amendment, supplement, or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented, or modified form, or (ii) (A) with respect to Domestic Letter of Credit, the Administrative Agent and Requisite Lenders (or all of the Lenders if required by Section 13.7) shall have consented thereto, or (B) with respect to Multicurrency Letters of Credit, the Administrative Agent and the Requisite Multicurrency Lenders shall have consented thereto. In connection with any such amendment, supplement, or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5(c).

(i) Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Issuing Bank of any Letter of Credit each Lender shall be deemed to have absolutely, irrevocably, and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability of the Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally, and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, such Lender’s Pro Rata Share of the Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Administrative Agent for the account of the Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Issuing Bank, the Administrative Agent, or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower in respect of such Letter of Credit, and (ii) a participation in a percentage equal to such Lender’s Pro Rata Share in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Bank pursuant to the second and the last sentences of Section 3.5(c)).

(j) Payment Obligation of Lenders. Each Lender severally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, on demand in immediately available funds in like funds as those disbursed to Borrower, the amount of such Lender’s Pro Rata Share of each drawing paid by the Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Pro Rata Share of such drawing. If the notice referenced in the second sentence of Section 2.4(e) is received by a Lender not later than 9:00 a.m. (Pacific time), then such Lender shall make such payment available to the Administrative Agent not later than 12:00 p.m. (Pacific time) on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 11:00 a.m. (Pacific time) on the next succeeding Business Day. Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the Issuing Bank, shall be absolute, irrevocable, and unconditional and shall not be affected in any way by any circumstance whatsoever, including, without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1, or (iv) the termination of the Revolving Commitments. Each such payment to the Administrative Agent for the account of the Issuing Bank shall be made without any offset, abatement, withholding, or deduction whatsoever.

(k) Information to Lenders. Promptly following any change in Letters of Credit outstanding, the Issuing Bank shall deliver to the Administrative Agent, who shall promptly deliver the same to each Lender affected by such change, and the Borrower, a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Lender from time to time, the Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Issuing Bank shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Issuing Bank to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).

Section 2.5 Intentionally Omitted.

Section 2.6 Rates and Payment of Interest on Loans.

(a) Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for such Base Rate Loans;

(ii) during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for such LIBOR Loans;

(iii) if such Loan is a Multicurrency Loan, at the Foreign Currency Interest Rate (as in effect from time to time) for the Interest Period therefor (if applicable), plus the Applicable Margin for such Multicurrency Loans;

(iv) if such Loan is an Absolute Rate Loan, at the Absolute Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.3; and

(v) if such Loan is a LIBOR Margin Loan, at LIBOR for such Loan for the Interest Period therefor, plus the LIBOR Margin quoted by the Lender making such Loan in accordance with Section 2.3.

Notwithstanding the foregoing, while an Event of Default exists under Section 11.1(a), Section 11.1(e) or Section 11.1(f), an Event of Default exists under Section 11.1(b)(i) as a result of a failure to comply with Sections 10.1(a) through 10.1(e) or following an acceleration of the Maturity Date, at the written election of Requisite Lenders, the Borrower shall pay to the Administrative Agent for the account of each Lender and the Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any outstanding Loans made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) (A) if such Loan is denominated in Dollars, in arrears on the last day of each Interest Period, (B) if such Loan is denominated in any Foreign Currency, in arrears on the last day of each Interest Period, and, provided that such Interest Period is longer than three months, also on each successive date that is ninety (90) days after the first day of such Interest Period, and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration, or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.7 Number of Interest Periods.

(a) Maximum Number of Interest Periods. There may be no more than ten (10) different Interest Periods outstanding at the same time collectively for all LIBOR Loans, whether in the context of a LIBOR Loan, which is a Revolving Loan or a LIBOR Loan which is a Bid Rate Loan.

(b) Maximum Number of Foreign Currency Interest Periods. There may be no more than four (4) different Interest Periods outstanding at the same time collectively for all Multicurrency Loans.

Section 2.8 Repayment of Loans.

(a) Revolving Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Maturity Date.

(b) Multicurrency Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued interest on, each Multicurrency Loan denominated in a Foreign Currency on the last day of the Interest Period of such Multicurrency Loan, unless Continued upon the terms and conditions set forth in Section 2.11(b) below.

(c) Bid Rate Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued interest on, each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan.

Section 2.9 Prepayments.

(a) Optional. Subject to Section 5.4, the Borrower may prepay any Loan (other than a Bid Rate Loan) at any time without premium or penalty (with the exception of any breakage fee associated therewith). A Bid Rate Loan may only be prepaid with the prior written consent of the Lender holding such Bid Rate Loan; provided, however, Borrower may prepay all outstanding Bid Rate Loans in connection with Borrower’s termination of all Commitments and as required pursuant to Section 2.9(b)(iii). The Borrower shall give the Administrative Agent at least five (5) Business Days prior written notice of the prepayment of any Multicurrency Loan which notice shall specify the date, currency, and amount of such prepayment. No prior notice shall be required for the prepayment of any Loan denominated in Dollars. Each voluntary prepayment of Loans shall be in an aggregate minimum Dollar Equivalent Amount of $100,000 and integral multiples of $100,000 in excess thereof and shall be accompanied by all interest accrued thereon.

(b) Mandatory.

(i) Revolving Commitment Overadvance. If at any time the aggregate principal Dollar Equivalent Amount of all outstanding Revolving Loans and Bid Rate Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments (for any reason including, without limitation, if such excess is solely due to currency fluctuations), the Borrower shall, within two (2) Business Days of demand, pay to the Administrative Agent for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding Revolving Loans, Bid Rate Loans and/or Letter of Credit Liabilities), and/or Cash Collateralize the Letter of Credit Liabilities in an amount sufficient to eliminate such excess.

(ii) Multicurrency Sub-Facility Overadvance. If at any time the aggregate principal Dollar Equivalent Amount of all outstanding Multicurrency Loans and Multicurrency Letter of Credit Liabilities, in the aggregate, exceeds ninety-five percent (95%) of the Multicurrency Sublimit, then the Borrower shall, within two (2) Business Days of demand and subject to Section 5.4, pay to the Administrative Agent, for the account of the Multicurrency Lenders (in the amounts and Foreign Currencies of Multicurrency Loans then outstanding), at least the Dollar Equivalent Amount sufficient to reduce such Multicurrency Loans and Multicurrency Letter of Credit Liabilities, in the aggregate, to an amount not to exceed ninety percent (90%) of the Multicurrency Sublimit.

(iii) Bid Rate Facility Overadvance. If at any time the aggregate principal amount of all outstanding Bid Rate Loans exceeds fifty percent (50%) of the aggregate amount of all Revolving Commitments at such time, then the Borrower shall, within two (2) Business Days of demand, pay to the Administrative Agent, for the accounts of the applicable Lenders, the amount of such excess.

(iv) Application of Mandatory Prepayments. Amounts paid under the preceding subsections (b)(i)-(ii) of this Section shall be applied to pay all amounts of principal outstanding on the Loans and any Reimbursement Obligations in accordance with Section 3.2 and if any Letters of Credit are outstanding at such time, the remainder to the extent paid under subsection (b)(i) of this Section, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations and otherwise returned to Borrower, unless an Event of Default exists, then as provided in Section 11.5. Amounts paid under the preceding subsection (b)(iii) shall be applied in accordance with Section 3.2(g). If the Borrower is required to pay any outstanding LIBOR Loans or Multicurrency Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 5.4.

(c) No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.

Section 2.10 Non-Pro Rata Disbursements.

The Administrative Agent may allocate (or re-allocate) any Loan on a non-pro rata basis to the extent the failure to so allocate (or re-allocate) on a non-pro rata basis would cause the aggregate Revolving Commitment of any Lender to exceed such Lender’s Revolving Commitment Amount.

Section 2.11 Continuation.

(a) LIBOR Loans. So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation, and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of such proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however, that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of this Section 2.11(a) or the Borrower’s failure to comply with any of the terms of such Section.

(b) Multicurrency Loans. So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any Multicurrency Loan denominated in a Foreign Currency , select a new Interest Period for such Multicurrency Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Foreign Currency Credit Notice not later than 2:00 p.m. on the fifth (5th) Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Multicurrency Loan and portion thereof subject to such Continuation, and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. If no Foreign Currency Interest Period is specified in the Foreign Currency Credit Notice, Borrower shall be deemed to have selected a Foreign Currency Interest Period of one month’s duration. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Multicurrency Lender of such proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any applicable Multicurrency Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a Multicurrency Loan with an Interest Period of one month unless such Multicurrency Loan is repaid, with all interest accrued thereon, on the last day of the applicable Interest Period; provided, however, that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, or earlier if required by the Administrative Agent subject to Section 5.4, Convert into a Base Rate Loan, denominated in Dollars, in an amount equal to the Dollar Equivalent Amount of the Multicurrency Loan so Converted, notwithstanding the first sentence of this Section 2.11(b) or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.12 Conversion.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided that Loans of other Types shall not be Converted into Multicurrency Loans or vice versa. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount, and upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted in accordance with Section 2.6. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Each such Notice of Conversion shall be given not later than 11:00 a.m. (Pacific time) three (3) Business Days prior to the date of any proposed Conversion into Base Rate or LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into, and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.13 Notes.

(a) Notes. Except in the case of a Lender that has notified the Administrative Agent in writing that it elects not to receive a Note, the Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to the order of such Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed. Except in the case of a Lender that has notified the Administrative Agent in writing that it elects not to receive a Bid Rate Note, the Bid Rate Loans made by any Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Bid Rate Note payable to the order of such Lender.

(b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed, or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.14 Voluntary Reductions of the Revolving Commitment.

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate principal amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Bid Rate Loans) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments shall not be less than $10,000,000 and integral multiples of $5,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given (except in connection with a proposed refinancing and/or payoff) and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided, however, the Borrower may not reduce the aggregate amount of the Revolving Commitments below $250,000,000 unless the Borrower is terminating the Revolving Commitments in full. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Revolving Commitment reduction. The Revolving Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. The Borrower shall pay all interest and fees, on the Loans accrued to the date of such reduction or termination of the Revolving Commitments to the Administrative Agent for the account of the Lenders, including but not limited to any applicable compensation due to each Lender in accordance with Section 5.4.

Section 2.15 Extension of Maturity Date.

The Borrower in its sole discretion may request that the Administrative Agent and the Lenders extend (i) the Original Maturity Date to the First Extended Maturity Date by executing and delivering to the Administrative Agent at least forty-five (45) days, but not more than ninety (90) days, prior to the Original Maturity Date, a written request for such extension (the “First Extension Option”) and (ii) the First Extended Maturity Date to the Second Extended Maturity Date by executing and delivering to the Administrative Agent at least forty-five (45) days, but not more than ninety (90) days, prior to the First Extended Maturity Date, a written request for such extension (the “Second Extension Option”). The Administrative Agent shall forward to each Lender a copy of any such request delivered to the Administrative Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Maturity Date shall be extended to the First Extended Maturity Date or the Second Extended Maturity Date, as then applicable: (a) immediately prior to such extension and immediately after giving effect thereto, no Default or Event of Default shall exist, (b) the Borrower shall have paid the applicable Fees payable under Section 3.5(e) no later than (1) the Original Maturity Date (provided that no such Fee shall be payable if Borrower rescinds the extension request prior to the Original Maturity Date) with respect to the First Extension Option and (2) the First Extended Maturity Date (provided that no such Fee shall be payable if Borrower rescinds the extension request prior to the First Extended Maturity Date) with respect to the Second Extension Option, and (c) all representations and warranties made or deemed made by any Loan Party in any Loan Document to which any such Loan Party is a party are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such extension (except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents).

Section 2.16 Expiration Date of Letters of Credit Past Revolving Commitment Termination.

If on the date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default, maturity or otherwise), there are any Letters of Credit outstanding hereunder, and the aggregate Stated Amount of such Letters of Credit exceeds the balance of available funds on deposit in the Letter of Credit Collateral Account, then the Borrower shall, on such date (provided Borrower has not already done so pursuant to Section 2.4(b)), pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Bank, an amount of money sufficient to cause the balance of available funds on deposit in the Letter of Credit Collateral Account to equal the aggregate Stated Amount of any such Letter of Credit, in the currency of such Letter of Credit, for deposit into the Letter of Credit Collateral Account.

Section 2.17 Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, (a) no Lender shall be required to make any Loan, and the Issuing Bank shall not be required to issue any Letter of Credit, if immediately after the making of such Loan or issuance of such Letter of Credit and no reduction in the Revolving Commitments pursuant to Section 2.14 shall take effect if immediately after the making of such Loan or the issuance of such Letter of Credit, or such reduction in the Revolving Commitments:

(a) the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the Total Commitment Amount,

(b) the aggregate principal Dollar Equivalent Amount of all outstanding Multicurrency Loans, together with the aggregate Dollar Equivalent Amount of all Multicurrency Letter of Credit Liabilities, would exceed Multicurrency Sublimit, or

(c) the aggregate principal amount of all outstanding Bid Rate Loans shall not exceed fifty percent (50%) of the aggregate amount of all Commitments at such time.

Section 2.18 Increase in Revolving Commitments.

Subject to the conditions set forth below in this Section, the Borrower shall have the right to increases in the aggregate amount of the Revolving Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Revolving Commitments shall not exceed $1,700,000,000. Each such increase in the Revolving Commitments must be an aggregate minimum amount of $25,000,000 and integral multiples of $10,000,000 in excess thereof, or such other amounts as Administrative Agent may approve from time to time. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Revolving

Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Revolving Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment or provide a new Revolving Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Lender becomes a party to this Agreement, or if any existing Lender is increasing its Revolving Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Revolving Commitment) (and as a condition thereto) purchase from the other Lenders its Pro Rata Share (determined with respect to the Lenders’ respective Revolving Commitments and after giving effect to the increase of Revolving Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Lenders pursuant to Section 2.4(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 5.4 as a result of the prepayment of any such Revolving Loans. Effecting the increase of the Revolving Commitments under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall exist, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member, or other necessary action taken by each Guarantor authorizing the guaranty of such increase; and (ii) an opinion of counsel to the Borrower and the Guarantors (organized in Delaware), and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent, and (iii) new Notes executed by the Borrower, payable to any new Lender, and replacement Notes executed by the Borrower, payable to any existing Lenders increasing their Revolving Commitments, in the amount of such Lender’s Revolving Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Revolving Commitments. In connection with any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.18 any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request.

Section 2.19 Funds Transfer Disbursements.

(a) Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

(b) Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization; (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority; (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline, or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.

(c) Limitation of Liability. None of the Administrative Agent, the Issuing Bank, or any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, the Issuing Bank or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond the Administrative Agent’s, Issuing Bank’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, the Issuing Bank, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation. Neither the Administrative Agent, the Issuing Bank nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

ARTICLE III PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1 Payments.

(a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in the currency originally disbursed, in immediately available funds, without setoff, deduction, or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Administrative Agent at the Principal Office, not later than 11:00 a.m. (Pacific time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of the Issuing Bank under this Agreement shall be paid to the Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by the Issuing Bank to the Administrative Agent from time to time, for the account of the Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or the Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2	Pro Rata Treatment.

Except to the extent otherwise provided herein: (a)(i) each borrowing from Lenders under Sections 2.1(a) and 2.4(e) shall be made from the Lenders, (ii) each payment of the fees under Sections 3.5(a), 3.5(b), and the first sentence of Sections 3.5(c) and 3.5(e) shall be made for the account of the Lenders, and (iii) each termination or reduction of the amount of the Revolving Commitments under Section 2.14 shall be applied to the respective Revolving Commitments of the Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans denominated in Dollars by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by such Lenders pro rata in accordance with their respective Revolving Commitments; (c) each payment or repayment of interest on Revolving Loans denominated in Dollars by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Lenders; (d) each payment or prepayment of principal of Multicurrency Loans by the Borrower shall be made for the account of the Multicurrency Lenders pro rata in accordance with the respective unpaid principal amount of the Multicurrency Loans (in like currency) held by them, provided that if immediately prior to giving effect to any such payment in respect of any Multicurrency Loans the outstanding principal amount of the Multicurrency Loans shall not be held by the Multicurrency Lenders pro rata in accordance with their respective Multicurrency Revolving Commitments in effect at the time such Multicurrency Loans were made, then such payment shall be applied to the Multicurrency Loans (of like currency) in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Multicurrency Loans being held by such Multicurrency Lenders pro rata in accordance with their respective Multicurrency Revolving Commitments; (e) each payment or repayment of interest on Multicurrency Loans by the Borrower shall be made for the account of the Multicurrency Lenders pro rata in accordance with the amounts of interest on such Multicurrency Loans then due and payable to the respective Multicurrency Lenders; (f) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 5.1(c) or Section 5.5) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period, for each Lender’s portion of each Loan of such Type shall be coterminous; (g) each prepayment of principal of Bid Rate Loans by the Borrower pursuant to Section 2.9(b)(iii) shall be applied to those Bid Rate Loans selected by the Borrower provided no Event of Default exists, or in order of maturity; and (h) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4, shall be in accordance with their respective Pro Rata Share.

Section 3.3	Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made to it by Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim, or similar right, or otherwise, or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 11.5, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim, or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4	Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5	Fees.

(a) Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent.

(b) Facility Fees. During the period from the Effective Date to but excluding the Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders a facility fee equal to the daily aggregate amount of the Revolving Commitments (whether or not utilized) multiplied by a rate per annum equal to the Applicable Facility Fee. Such fee shall be payable quarterly in arrears on the first day of each January, April, July, and October during the term of this Agreement and on the Maturity Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero. The Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.

(c) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee at a rate per annum equal to (1) the Applicable Margin for LIBOR Loans multiplied by the daily average Stated Amount of each Domestic Letter of Credit, and (2) the Applicable Margin for Multicurrency Loans multiplied by the daily average Stated Amount of each Multicurrency Letter of Credit, each for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or terminated or (y) to but excluding the date such Letter of Credit is drawn in full. In addition to such fees, the Borrower shall pay to the Issuing Bank solely for its own account and only at the time of issuance or amendment but not for any extension, renewal or amendment that does not increase the face amount thereof), a fronting fee in respect of such Letter of Credit at the rate equal to one eighth of one percent (0.125%) on the Stated Amount (or increase in the Stated Amount, as applicable) of such Letter of Credit; provided, however, that in no event shall the aggregate amount of such fee in respect of any Letter of Credit be less than $500. The fees provided for in this subsection shall be deemed earned when paid, nonrefundable, and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the first day of January, April, July, and October, (ii) on the Maturity Date, (iii) on the date the Revolving Commitments are terminated or reduced to zero, and (iv) after the foregoing (i), (ii), and/or (iii) from time to time on demand of the Administrative Agent, in the case of the fee provided in the second sentence, at the time of issuance of such Letter of Credit. The Borrower shall pay directly to the Issuing Bank from time to time on demand all commissions, charges, costs, and expenses in the amounts customarily charged or incurred by the Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit and any other transactions relating thereto.

(d) Bid Rate Loan Fees. The Borrower agrees to pay to the Administrative Agent a fee equal to $1000 at the time of each Bid Rate Quote Request made hereunder for services rendered by the Administrative Agent in connection with the Bid Rate Loans.

(e) Extension Fee. If the Maturity Date is extended in accordance with Section 2.15, the Borrower shall pay to the Administrative Agent for the account of each Lender a fee equal to (i) solely with respect to the First Extension Option, five hundredths of one percent (0.05%) of the amount of such Lender’s Revolving Commitment (whether or not utilized), and (ii) solely with respect to the Second Extension Option, seventy-five thousandths of one percent (0.075%) of the amount of such Lender’s Revolving Commitment (whether or not utilized). Such fee shall be due and payable in full on the effective date of the applicable extension.

(f) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees as provided in the Fee Letters and as may be otherwise agreed to in writing from time to time by Borrower, the Administrative Agent, the Syndication Agent and/or any Lead Arranger.

Section 3.6	Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed, except for Extensions of Credit denominated in GBP or Canadian Dollars, which shall bear interest computed on the basis of a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as the case may be, actual days elapsed.

Section 3.7	Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in subsections 2.6(a)(i) through (v). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees, and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8	Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges, and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9	Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 13.7.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees, or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this

Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.4(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities are held by the Lenders pro rata in accordance with their respective Pro Rata Share (determined without giving effect to subsection (d) of this Section). Any payments, prepayments, or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees.

(i) Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5(b) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it, and (2) its Pro Rata Share of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to subsection (e) of this Section.

(ii) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clause (i), Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to subsection (d) of this Section, (y) pay to each Issuing Bank, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Article VI are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Commitment of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 13.23 below, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral.

(i) If the reallocation described in subsection (d) of this Section cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in subsection (ii) below.

(ii) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to subsection (d) of this Section) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

(iii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v) Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and, provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their respective Pro Rata Shares, (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h) Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is a Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of Section 13.6(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, in accordance with Section 13.6(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500, provided that failure by a Defaulting Lender to execute any such Assignment and Assumption shall not invalidate any such assignment. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient with any applicable amounts held pursuant to subsection (e) of this Section, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full Pro Rata Share of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 3.10	Taxes.

(a) Issuing Bank. For purposes of this Section, the term “Lender” includes the Issuing Bank and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit R-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS

Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit R-2 or Exhibit R-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit R-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Amendment. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) each Extension of Credit hereunder as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

ARTICLE IV INTENTIONALLY OMITTED

ARTICLE V YIELD PROTECTION, ETC.

Section 5.1	Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender or any Participant determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), including, without limitation, any Regulatory Change, affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans or participating in Letters of Credit below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

(b) Additional Costs. In addition to, and not in limitation of the immediately preceding clause (a), the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or Multicurrency Loans, or its obligation to make any LIBOR Loans or Multicurrency Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or Multicurrency Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or Multicurrency Loans, or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or Multicurrency

Loans, or its Commitments (other than Taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such LIBOR Loans or Multicurrency Loans by the jurisdiction in which such Lender has its principal office or such Lending Office), or

(ii) imposes or modifies any reserve, special deposit or similar requirements (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans or Multicurrency Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder), or

(iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy), or

(iv) imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c) Lender’s Suspension of LIBOR Loans and Multicurrency Loans. Without limiting the effect of the provisions of subsections (a) and (b) of this Section, if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans or Multicurrency Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or Multicurrency Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), such Lender may suspend the following obligations until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply): (1) the obligation of such Lender to make or Continue (with respect to LIBOR Loans or Multicurrency Loans), or to Convert Base Rate Loans into LIBOR Loans, and/or (2) the obligations of such Lender with respect to any outstanding Bid Rate Quote to make LIBOR Margin Loans hereunder.

(d) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable after the Agreement Date any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), reserve, special deposit, capital adequacy, liquidity or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Issuing Bank or such Lender, the Borrower shall pay immediately to the Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by the Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate the Issuing Bank or such Lender for such increased costs or reductions in amount.

(e) Notification and Determination of Additional Costs. Each of the Administrative Agent, Issuing Bank and each Lender, as the case may be, agrees to notify the Borrower (and in the case of the Issuing Bank and/or a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent, the Issuing Bank or such Lender to compensation or payments under this Section 5.1 as promptly as practicable and, in any event, not later than one hundred eighty (180) days of implementation or effectiveness thereof, provided that, the Borrower shall not be responsible for such compensation or requirement to make any other payments if Borrower is not notified within such 180-day period. The Administrative Agent, the Issuing Bank and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of the Issuing Bank, a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, the Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent, the Issuing Bank and or any such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.2	Suspension of LIBOR Loans and Multicurrency Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR or the Foreign Currency Interest Rate for any Interest Period:

(a) the Administrative Agent shall determine (which determination shall be conclusive) that reasonable and adequate means do not exist for the ascertaining LIBOR for such Interest Period or the applicable Foreign Currency Interest Rate;

(b) the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR or Foreign Currency Interest Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans or Multicurrency Loans as provided herein;

(c) the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR or Foreign Currency Interest Rate upon the basis of which the rate of interest for LIBOR Loans or Multicurrency Loans for such Interest Period, is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans or Multicurrency Loans for such Interest Period; or

(d) any Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan reasonably determines (which determination shall be conclusive) that LIBOR will not adequately and fairly reflect the cost to such Lender of making or maintaining such LIBOR Margin Loan;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, (i) the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans or Multicurrency Extensions of Credit, Continue LIBOR Loans or Multicurrency Loans, or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan or Multicurrency Loan, either prepay such Loan or, (1) in the case of LIBOR Loans, Convert such LIBOR Loan into a Base Rate Loan and (2) in the case of Multicurrency Loans, permit the Administrative Agent to adjust the Foreign Currency Interest Rate as provided in the definition of such term, and (ii) in the case of clause (c) above, no Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan shall be under any obligation to make such Loan.

Section 5.3	Illegality.

(a) Notwithstanding any other provision of this Agreement, (a) if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, and/or (b) if any Lender that has an outstanding Bid Rate Quote shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Margin Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and, as applicable, such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into LIBOR Loans shall be suspended and/or such Lender’s obligation to make LIBOR Margin Loans shall be suspended, in each case, until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5 shall be applicable).

(b) In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, or continuation of any of its Multicurrency Extensions of Credit (A) has become unlawful as a result of compliance by such Lender, in good faith, with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (B) has become impracticable, or would cause Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the applicable interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall within two (2) Business Days give notice (by telefacsimile or by telephone confirmed in writing) to Borrower of such determination. Thereafter the obligations of such Lender to make Multicurrency Extensions of Credit shall be suspended until such notice shall be withdrawn by such Lender, and such Lender’s obligation to maintain its outstanding Multicurrency Extensions of Credit shall be terminated, subject to Section 5.4, at the earlier to occur of the expiration of the applicable Interest Period then in effect with respect to the affected advances or when required by law.

Section 5.4	Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its reasonable discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, Multicurrency Loan, Bid Rate Loan, or LIBOR Margin Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period, for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2 to be satisfied) to borrow a LIBOR Loan, Multicurrency Loan, Bid Rate Loan, or LIBOR Margin Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan or Multicurrency Loan on the requested date of such Conversion or Continuation, as applicable.

Not in limitation of the foregoing, such compensation shall include, without limitation; (i) in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date, (ii) in the case of a Multicurrency Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such Multicurrency Loan for the remainder of the Interest Period at the rate applicable to such Multicurrency Loan, less (B) the amount of interest that would accrue on the same Multicurrency Loan for the same period if the Foreign Currency Interest Rate were set on the date on which such Multicurrency Loan was repaid, prepaid or the date on which the Borrower failed to borrow or Continue such Multicurrency Loan, calculating present value by using as a discount rate the applicable Foreign Currency Interest Rate quoted on such date, and (iii) in the case of a Bid Rate Loan, the sum of such losses and expenses as the Lender or Designated Lender who made such Bid Rate Loan may reasonably incur by reason of such prepayment, including, without limitation any losses or expenses incurred in obtaining, liquidating or employing deposits from third parties. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 5.5	Treatment of Affected Loans.

(a) If the obligation of any Lender to make or Continue LIBOR Loans or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(c), Section 5.2, or Section 5.3 then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1(c) or Section 5.3 on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 5.1, Section 5.2, or Section 5.3 that gave rise to such Conversion no longer exist:

(i) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1(c) or Section 5.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

(b) If the obligation of a Lender to make LIBOR Margin Loans shall be suspended pursuant to Section 5.1(c) or Section 5.2, then the LIBOR Margin Loans of such Lender shall be automatically due and payable on such date as such Lender may specify to the Borrower by written notice with a copy to the Administrative Agent.

(c) If the obligation of any Multicurrency Lender to make or Continue Multicurrency Loans shall be suspended pursuant to Section 5.3, then such Multicurrency Lender’s Multicurrency Loans so affected shall be automatically (unless otherwise determined by the Administrative Agent) be exchanged to Dollars at the Spot Rate and Converted to Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Multicurrency Loans (or, subject to Section 5.5(a), on such earlier date as a Multicurrency Lender may specify to the Borrower with a copy to the Administrative Agent).

Section 5.6	Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10 or 5.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(b) or 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.4(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10, 5.1, or 5.4) with respect to any period up to the date of replacement.

Section 5.7	Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 5.1, or 5.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.8	Assumptions Concerning Funding of LIBOR Loans and Multicurrency Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans, or Multicurrency Loans, as applicable, through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans or Multicurrency Loans in an amount equal to the amount of the LIBOR Loans or Multicurrency Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans or Multicurrency Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE VI CONDITIONS PRECEDENT

Section 6.1	Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(a) counterparts of this Agreement executed by each of the parties hereto;

(b) Revolving Notes and Bid Rate Notes executed by the Borrower, payable to each applicable Lender (including any Designated Lender, if applicable, but excluding any Lender that has requested that it not receive Notes) and complying with the terms of Section 2.13(a);

(c) the Guaranty executed by each of the Guarantors initially to be a party thereto;

(d) an opinion of counsel to the Borrower and such other Loan Parties organized in Delaware as the Administrative Agent may request, addressed to the Administrative Agent and the Lenders;

(e) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(f) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party within thirty (30) days of the date hereof, and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(g) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, requests for Letters of Credit, Notices of Conversion, and Notices of Continuation;

(h) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(i) a Compliance Certificate and an Unencumbered Asset Value Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending June 30, 2016;

(j) UCC, tax, judgment and lien search reports with respect to the Borrower in all necessary or appropriate jurisdictions indicating that there are no liens of record other than Permitted Liens;

(k) copies of all Specified Derivatives Contracts in existence on the Agreement Date and a Disbursement Instruction Agreement effective as of the Agreement Date;

(l) a complete listing of all Subsidiaries which are Non-Guarantor Subsidiaries;

(m) Borrower shall have paid to Administrative Agent, for the benefit of Lenders, all interest and other fees due under the Existing Credit Agreement, prorated to the Effective Date;

(n) Lenders, as applicable, shall have completed whatever balancing transfers amongst themselves as are necessary in order to result in each Lender having the outstanding balances referenced on Schedule 1.6 attached hereto;

(o) all fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including, without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and

(p) such other documents, agreements, and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.

Section 6.2	Conditions Precedent to All Loans and Letters of Credit.

In addition to satisfaction or waiver of the conditions precedent contained in Section 6.1, the obligations of (i) Lenders to make any Loans, and (ii) the Issuing Bank to issue Letters of Credit, are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto and no violation of the limits described in Section 2.17 would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents; (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing or Foreign Currency Credit Notice, as applicable, provided, however, that no Notice of Borrowing will be required for any Loan proceeds attributable to the outstanding principal balance under the Existing Credit Agreement as of the date hereof; all such outstanding principal balance shall be deemed to be Loan proceeds disbursed under this Agreement pursuant to the provisions contained herein; and (d) in the case of any Multicurrency Extension of Credit, there shall not have occurred any change in national or international financial, political, or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent would make it impracticable for such Multicurrency Extension of Credit to be made. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Section 6.2 have been satisfied. Unless set forth in writing to the contrary and specifically referencing this Section, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for initial Loans set forth in Section 6.1 and Section 6.2 that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

ARTICLE VII REPRESENTATIONS AND WARRANTIES

Section 7.1	Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Bank, to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each Lender as follows; provided, however, to the extent any of the following representations and warranties include Non-Guarantors within their scope, such representations and warranties are made with respect to such Non-Guarantors only to the extent that a failure of any such representation or warranty by such Non-Guarantor could reasonably be expected to have, in each instance or in the aggregate, a Material Adverse Effect:

(a) Organization; Power; Qualification. Each of the Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the corporate or similar power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. Part I of Schedule 7.1(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Person, (ii) each Person directly holding any Equity Interest in such Person, (iii) the nature of the Equity Interests held by each such Person, and (iv) the percentage of ownership of such Person represented by such Equity Interests (provided that non-material errors in such schedule shall not constitute an Event of Default hereunder so long as all parties which are required to become Guarantors hereunder have in fact become Guarantors hereunder, notwithstanding such errors). As of the Agreement Date, except as disclosed in such Schedule 7.1(b), (A) each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule 7.1(b), (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and non-assessable, and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any Loan Party. As of the Agreement Date, Part II of Schedule 7.1(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c) Authorization of Loan Documents and Borrowings. The Borrower has the right and corporate power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and corporate or similar power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letters to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letters to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party and the Fee Letters in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any material Governmental Approval or violate any material Applicable Law (including all Environmental Laws) relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Loan Party, or any Material Contract; or (iii) result in or require the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Bank.

(e) Compliance with Law; Governmental Approvals. Each Loan Party and each other Material Subsidiary is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for non-compliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Title to Properties; Liens. Schedule 7.1(f)(i) is, as of the Agreement Date, a complete and correct listing of all Properties of each Loan Parties and each of their respective Subsidiaries, setting forth, for each such Property, the Leasing Rate of such Property as of June 30, 2016, and if such Property is a Development Property, the status of completion of such Property as of June 30, 2016. Schedule 7.1(f)(ii) is, as of the Agreement Date, a complete and correct listing of all Eligible Properties owned by the Loan Parties. Each of the Loan Parties and each of their Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its respective assets material to its business except for minor defects in title and Permitted Liens. No Eligible Property set forth on Schedule 7.1(f)(ii) is subject to any Lien other than Permitted Liens and otherwise satisfies all requirements under the Loan Documents for being an Eligible Property.

(g) Existing Indebtedness. Schedule 7.1(g) is, as of June 30, 2016, a complete and correct listing of all Indebtedness (including all Guarantees, but excluding dividends payable, accounts payable and Off-Balance Sheet Obligations) of each of the Loan Parties and the other Subsidiaries having an outstanding principal balance in excess of $1,000,000, and if such Indebtedness is secured by any Lien. Except as set forth on Schedule 7.1(g), from June 30, 2016, through the Agreement Date, neither the Borrower nor any of its Subsidiaries has incurred any Indebtedness having an outstanding principal balance in excess of $1,000,000 in the aggregate.

(h) Material Contracts; Eligible Ground Leases. Each of the Loan Parties and the other Subsidiaries that are parties to any Material Contract has performed and is in compliance with all of the material terms of such Material Contract. Schedule 7.1(h) is, as of the Agreement Date, a complete and correct listing of all Eligible Ground Leases and Borrower has provided the Administrative Agent with true, correct, and complete copies of each Eligible Ground Lease.

(i) Litigation. As of the Effective Date, except as set forth on Schedule 7.1(i), there are no actions, suits, or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, in writing) against or in any other way relating adversely to or affecting, any Loan Party, any other Material Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document or any Fee Letter. As of the Effective Date, there are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary that could reasonably be expected to result in a Material Adverse Effect.

(j) Taxes. All federal, state and other material tax returns of, each Loan Party and each other Material Subsidiary required by Applicable Law, which to the knowledge of Borrower, are to be filed have been duly filed (after taking into account any extensions of time within which to file such tax returns), and all material federal, state and other material taxes, assessments and other governmental charges or levies upon, each Loan Party and each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States federal income tax returns of any Loan Party or any other Material Subsidiary is under audit.

(k) Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2014, and December 31, 2015, and the related consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP, and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended June 30, 2016, and the related consolidated statements of operations, shareholders’ equity and cash flow of the Borrower and its consolidated Subsidiaries for the fiscal quarter period ended on such date. Such balance sheets and financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).

(l) No Material Adverse Change; Solvency. Since June 30, 2016, there has been no event, change, circumstance, or occurrence that has had or could reasonably be expected to have a Material Adverse Effect. The Borrower and the other Loan Parties, taken as a whole, are Solvent.

(m) Intentionally Omitted.

(n) ERISA.

(i) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii) With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $50,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(o) Intentionally Omitted.

(p) Environmental Laws. Each of the Borrower and each other Loan Party: (i) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (ii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) and (ii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, and has not received written notice of, any past, present, or future, events, conditions, circumstances, activities, practices, incidents, occurrences, actions, or plans which, with respect to any Loan Party, their respective businesses, operations or with respect to the Properties, may: (x) interfere with or prevent compliance or continued compliance with Environmental Laws or (y) give rise to any common-law or legal liability or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release into the environmental of any pollutant, contaminant, chemical, or industrial, toxic, other Hazardous Material. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower or any other Loan Party relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect.

(q) Investment Company. No Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r) Margin Stock. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s) Affiliate Transactions. Except as permitted by Section 10.8, or as otherwise set forth on Schedule 10.8, no Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.

(t) Intellectual Property. Each of the Loan Parties owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses in all material respects, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person, which conflict could reasonably be expected to have a Material Adverse Effect. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by any Loan Party or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Loan Parties does not infringe on the rights of any Person, subject to such claims and infringements that do not, in the aggregate, give rise to any liabilities on the part of any Loan Party that could reasonably be expected to have a Material Adverse Effect.

(u) Business. As of the Agreement Date, the Loan Parties and the other Subsidiaries are primarily engaged in the business of acquiring, owning, redeveloping, developing, and managing Retail Properties and Mixed-Use Projects (including components of such Mixed-Use Projects that are Office Properties and Multifamily Properties), together with business activities reasonably related or incidental thereto.

(v) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby (other than under the Fee Letters). No other similar fees or commissions will be payable by any Loan Party for any other services rendered to any Loan Party or any other Subsidiaries ancillary to the transactions contemplated hereby.

(w) Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender (taken as a whole) by, on behalf of, or at the direction of, any Loan Party or any other Material Subsidiary for purposes of or in connection with this Agreement, were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Material Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. As of the Effective Date, no fact is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders prior to the Effective Date. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain (when taken as a whole) any untrue statement of a material fact or omits or will omit to state a material fact necessary (when taken as a whole) in order to make the statements contained therein not misleading.

(x) Not Plan Assets; No Prohibited Transactions. None of the assets of any Loan Party or any other Subsidiary constitutes “plan assets”, within the meaning of ERISA, the Internal Revenue Code, or any respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of the Loan Documents and the Fee Letters by the Loan Parties, and the Extensions of Credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(y) Sanctions and Anti-Corruption Laws.

(i) None of the Borrower, any Subsidiary of Borrower or, to the knowledge of the Borrower or such Subsidiary, any other member of the Borrowing Group, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws. Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies designed to ensure compliance by each member of the Borrowing Group with the Anti-Corruption Laws. Each of the Borrower and its Subsidiaries, and to the knowledge of Borrower, each other member of the Borrowing Group, is in compliance with the Anti-Corruption Laws in all material respects.

(ii) No proceeds of any Loan or Letter of Credit have been used, directly or indirectly, by any member of the Borrowing Group (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(z) REIT Status. The Borrower has operated for all periods from and after January 1, 1995 through December 31, 2015, and intends and is in position to continue to operate in such a manner, as to continue to qualify to be taxed, as a REIT under the Internal Revenue Code.

(aa) Foreign Exchange. There are no legal, administrative or regulatory requirements or restrictions which would limit the availability or transfer of foreign exchange for the payment by Borrower to the Administrative Agent of amounts due under this Agreement.

(bb) EEA Financial Institution. No member of the Borrowing Group is an EEA Financial Institution.

Section 7.2	Survival of Representations and Warranties, Etc.

All statements made by any Loan Party or any other Subsidiary contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Maturity Date is effectuated pursuant to Section 2.15, and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted under this Agreement or the other Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VIII AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7, the Borrower shall comply with the following covenants; provided, however, that to the extent any of the following covenants include Non-Guarantors within their scope, such covenants shall apply to Non-Guarantors only to the extent that a failure to comply with such covenants by such Non-Guarantor could reasonably be expected to have, in each instance or in the aggregate, a Material Adverse Effect:

Section 8.1	Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4, the Borrower shall, and shall cause each other Loan Party to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 8.2	Compliance with Applicable Law.

The Borrower shall, and shall cause each other Loan Party to comply with all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 8.3	Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 8.4	Conduct of Business.

The Borrower shall, and shall cause the other Loan Parties and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(u).

Section 8.5	Insurance.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance on a replacement cost basis with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6	Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Loan Party to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of non-consensual Liens of less than $2,500,000 per Property or $10,000,000 in the aggregate, or any other such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 8.7	Books and Records; Inspections.

The Borrower shall, and shall cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party to, upon reasonable prior notice, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower), all at such reasonable times during business hours and as often as may reasonably be requested (subject to reasonable requirements of confidentiality, including requirements imposed by law or contract, but subject to the exceptions set forth in Section 13.9). The Borrower shall be obligated to reimburse the Administrative Agent for its costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. If requested by the Administrative Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Borrower, any other Loan Party or any other Subsidiary with the Borrower’s accountants in the presence of Borrower.

Section 8.8	Use of Proceeds.

The Borrower will use the proceeds of Loans only (a) for the payment of pre-development costs and development costs incurred in connection with Properties owned by the Borrower or its Subsidiaries, (b) to finance acquisitions of properties (through the purchase of assets or Persons) and equity and debt investments, in each such case, not otherwise restricted under this Agreement, (c) to finance repayment of Indebtedness of the Borrower and its Subsidiaries, (d) to pay fees and expenses incurred in connection with the Loans, and (e) to provide for the general working capital needs of the Borrower and its Subsidiaries (including, without limitation, for capital expenditures) and for other general corporate purposes of the Borrower and its Subsidiaries. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Borrower and the other Loan Parties shall comply with Regulations T, U and X of the Board of Governors of the Federal Reserve System. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall ensure that no other member of the Borrowing Group shall use, the proceeds of any Loan or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 8.9	Environmental Matters.

The Borrower shall not, and shall not permit any other Loan Party, and shall use commercially reasonable efforts (which shall include, for purposes of this Section, including customary provisions in lease agreements with tenants restricting such activities) not to permit any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any environmental claim or pose a material risk to human health, safety or the environment, in each case which violation, claim or risk could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10	Further Assurances.

At the Borrower’s cost and expense and upon reasonable request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11	Material Contracts.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material terms expressed as binding upon any such Person under any Material Contract.

Section 8.12	REIT Status.

The Borrower shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 8.13	Exchange Listing.

The Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or the NYSE Amex or which is subject to price quotations on The NASDAQ Stock Market.

Section 8.14	Guarantors.

(a) Generally. Borrower shall cause any Subsidiary which is a U.S. Person that is not already a Guarantor and to which any of the following conditions apply (each a “New Guarantor”) to execute and deliver to the Administrative Agent an Accession Agreement, together with the other items required to be delivered under the subsection (b) below:

(i) Such Person is an Indenture Guarantor, or

(ii) Such Person is a Recourse Guarantor.

Any such Accession Agreement and the other items required under subsection (c) of this Section must be delivered to the Administrative Agent no later than ten (10) Business Days following the date on which any of the above conditions first applies to a New Guarantor.

(b) Required Deliveries. Each Accession Agreement delivered by a New Guarantor under the immediately preceding subsection (a) shall be accompanied by all of the following items, each in form and substance satisfactory to the Administrative Agent:

(i) the articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of such New Guarantor certified as of a recent date (and with reference to documents filed and certified by the applicable state Secretary of State) by the Secretary or Assistant Secretary (or other individual performing similar functions) of such New Guarantor;

(ii) a Certificate of Good Standing or certificate of similar meaning with respect to such New Guarantor issued as of a recent date by the Secretary of State of the state of organization of such New Guarantor;

(iii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of such New Guarantor with respect to each of the officers of such New Guarantor authorized to execute and deliver the Loan Documents to which such New Guarantor is a party;

(iv) copies certified by the Secretary or Assistant Secretary of such New Guarantor (or other individual performing similar functions) of all corporate, partnership, member or other necessary action taken by such New Guarantor to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, upon the Administrative Agent’s request, the by-laws of such New Guarantor, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity;

(v) to the extent reasonably requested by the Administrative Agent, an opinion of counsel to such New Guarantor (solely to the extent organized in Delaware), addressed to the Administrative Agent and Lenders, and regarding, among other things, the authority of such New Guarantor to execute, deliver and perform the Guaranty, and such other matters as the Administrative Agent or its counsel may reasonably request; and

(vi) such other documents and instruments as the Administrative Agent may reasonably request.

(c) Requested Release of Guarantor. The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as (i) such Guarantor is not otherwise required to be a party to the Guaranty under this Section; and (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release.

(d) Automatic Release of Guarantors. Upon the Effective Date, all Guarantors under the Existing Credit Agreement, other than the Indenture Guarantors and any Recourse Guarantors, shall be automatically released as Guarantors hereunder. Additionally, following the Effective Date all or a portion of the Indenture Guarantors, as applicable, shall be automatically released as Guarantors hereunder upon their substantially concurrent release from the requirement to provide a guaranty under each of (i) the Delayed Draw Term Loan Agreement, (ii) the Term Loan Agreement, (iii) the Note Purchase Agreement, dated as of April 20, 2016, by and among Borrower and certain purchasers thereunder and (iv) the Indenture.

Section 8.15	Compliance with Anti-Corruption Laws and Sanctions.

The Borrower will maintain in effect and enforce policies designed to promote and achieve compliance by each member of the Borrowing Group with Anti-Corruption Laws and applicable Sanctions.

ARTICLE IX INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1	Quarterly Financial Statements.

Unless such financial statement is publicly available, free of charge from the SEC on the internet at http://www.sec.gov, not later than five (5) days following the filing of the Borrower’s Form 10-Q with the SEC for the first three (3) fiscal quarters of the Borrower, but in any event within sixty (60) days after the end of each such fiscal quarter, the Borrower shall provide quarterly unaudited consolidated financial statements (including a consolidated balance sheet, income statement and statement of cash flows), and the related unaudited consolidated statements of operations, comprehensive income, and stockholders’ equity of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 9.2	Year-End Statements.

Unless such financial statement is publicly available, free of charge from the SEC on the internet at http://www.sec.gov, not later than five (5) days following the filing of the Borrower’s Form 10-K with the SEC for each fiscal year of the Borrower, but in any event within one hundred twenty (120) days after the end of each such fiscal year, the Borrower shall provide annual audited consolidated financial statements (including a consolidated balance sheet, income statement, statement of cash flows and statement of stockholders equity) of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, comprehensive income, and stockholders’ equity of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which financial statements shall be certified by (a) the chief executive officer or the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period, and (b) Ernst & Young LLP, or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose certificate shall be unqualified and who shall be the Person who authorized the Borrower to deliver such financial statements and certification thereof to the Administrative Agent and the Lenders pursuant to this Agreement.

Section 9.3	Compliance Certificate and Unencumbered Asset Value Certificate.

(a) On or prior to the time the financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit O or such other form acceptable to Administrative Agent (a “Compliance Certificate”) executed on behalf of the Borrower by the chief financial officer or the chief accounting officer of the Borrower (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 10.1; (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure; (c) setting forth a statement of Funds From Operations (to the extent not included in Borrower’s form 10-K, 10-Q, or other documents publically filed with the SEC or posted on the Borrower’s website); and (d) setting forth a report of newly acquired Properties, including their Net Operating Income, cost and mortgage debt, if any (to the extent not publically filed with the SEC or posted on the Borrower’s website).

(b) On or prior to the time the financial statements are furnished pursuant to the immediately preceding Section 9.1 and Section 9.2, an Unencumbered Asset Value Certificate substantially in the form of Exhibit P, or such other form acceptable to Administrative Agent.

Section 9.4	Other Information.

(a) Unless such report is publicly available, free of charge from the SEC on the internet at http://www.sec.gov, within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q, and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any Subsidiary shall file with the SEC (or any Governmental Authority substituted therefor);

(b) Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party (in each case to the extent not publicly available from the SEC or otherwise);

(c) No later than February 28 of each year prior to the Maturity Date, balance sheet and cash flow forecasts of the Borrower and its Subsidiaries on a consolidated basis for each quarter of such fiscal year, all itemized in reasonable detail. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Borrower, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Section 10.1 and at the end of each fiscal quarter of such fiscal year;

(d) If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(e) To the extent any Loan Party is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority, and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Material Subsidiary are being audited;

(f) A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of (i) the Borrower, promptly, and (ii) any other Loan Party promptly upon Administrative Agent’s request;

(g) Prompt notice of any change in the business, assets, liabilities, financial condition or results of operations of the Borrower, any Subsidiary or any other Loan Party which has had or could have Material Adverse Effect;

(h) Prompt notice of (i) any order, judgment or decree having been entered against the Borrower, any Subsidiary or any other Loan Party or any of their respective properties or assets, (ii) the institution of, or threat of, any material action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower not listed on Schedule 7.1(i) hereto, or (iii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which, (A) in the case of each of the foregoing subsections, has, or is reasonably likely to have, a Material Adverse Effect and (B) in the case of subsection (i) meets or exceeds any applicable threshold set forth in Section 11.1(h), together with such other information as may be reasonably available to Borrower to enable the Administrative Agent, the Lenders and their counsel to evaluate such matters;

(i) Prompt notice of any written notification of an alleged violation by the Borrower or any other Loan Party of any law or regulation, the violation of which is reasonably likely to result in a Material Adverse Effect;

(j) Without limiting Borrower’s obligations to remain in compliance with the covenants of Article X below, promptly upon the request of the Administrative Agent, and in any event not more frequently than once per calendar quarter concurrently with Borrower’s delivery of a Compliance

Certificate, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate with respect to which there has been a change in Borrower’s calculation of the Ownership Share with respect to such Subsidiary or Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;

(k) Promptly, upon any change in the Borrower’s Credit Rating, a certificate stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;

(l) Promptly, upon each request, information identifying the Borrower as a Lender may reasonably request in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act;

(m) Promptly, and in any event within ten (10) Business Days after a Responsible Officer of the Borrower obtains written notice thereof, written notice of the occurrence of any of the following: (i) any Loan Party shall receive written notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) any Loan Party shall receive written notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) any Loan Party shall receive any written notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of a violation of Environmental Law, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(n) Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding; and

(o) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Eligible Property or the business, assets, liabilities, financial condition, or results of operations of the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender acting through the Administrative Agent may reasonably request.

Section 9.5	Electronic Delivery of Certain Information.

(a) Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Bank) pursuant to Article II, and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance upon request the Borrower shall be required to provide paper copies of the certificate required by Section 9.3 to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies in a written request related specifically to any such document until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

(c) Notwithstanding anything to the contrary contained in Section 9.3, Section 9.4, and Section 9.5, the Borrower and each other Loan Party and/or their Subsidiaries, as applicable, may satisfy any obligation to deliver financial statements and/or other information, notices or certificates required to be delivered thereunder by publically filing the same in electronic format with the SEC, provided that such statement and/or information is publicly available, free of charge from the SEC on the internet at http://www.sec.gov, within five (5) Business Days of the filing thereof, or if posted solely on the Borrower’s website, by providing notice to Administrative Agent of such posting.

Section 9.6	USA Patriot Act Notice; Compliance.

Federal law and regulations require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as a non-fiduciary agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law, including, without limitation, with any such Lender’s ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations (including, without limitation, the Patriot Act). An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X NEGATIVE COVENANTS

Section 10.1	Financial Covenants.

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7, the Borrower shall comply with the following covenants which shall be tested and reported on a quarterly basis as of the last Business Day of each fiscal quarter:

(a) Maximum Leverage Ratio. The Borrower shall not permit the ratio of (i) Total Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Total Asset Value of the Borrower and its Subsidiaries determined on a consolidated basis, to exceed 0.60 to 1.00 (the

“Maximum Leverage Ratio”). Notwithstanding the foregoing, in the event that the Borrower and/or one or more of its Subsidiaries make a Material Acquisition during the fiscal quarter then most recently ended, such Maximum Leverage Ratio shall be increased to 0.65 to 1.00 for such fiscal quarter and for each of the four (4) subsequent consecutive fiscal quarters; provided, however, Maximum Leverage Ratio shall not be increased pursuant to this sentence more than three (3) times prior to the Maturity Date.

When measuring compliance with this covenant, (A) Total Indebtedness shall be adjusted by deducting therefrom the sum, in excess of $10,000,000, of (x) unrestricted cash and cash equivalents plus (y) the amount of cash held by exchange agents or similar Persons in connection with 1031 exchanges or similar transactions to the extent that there is an equivalent amount of (i) outstanding Loans and/or (ii) other Total Indebtedness that matures within twenty-four (24) months from the date of the calculation and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Total Indebtedness is adjusted.

(b) Maximum Secured Indebtedness. The Borrower shall not permit the ratio of (i) Secured Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Total Asset Value to exceed 0.40 to 1.00.

(c) Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the ratio of (i) Adjusted EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ended to (ii) Fixed Charges of the Borrower and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.50 to 1.00 for such period.

(d) Maximum Unencumbered Leverage Ratio. The Borrower shall not permit the ratio of (i) Unsecured Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Unencumbered Asset Value to exceed 0.60 to 1.00 (the “Maximum Unencumbered Leverage Ratio”). Notwithstanding the foregoing, in the event that the Borrower and/or one or more of its subsidiaries make a Material Acquisition during the fiscal quarter then most recently ended, such Maximum Unencumbered Leverage Ratio shall be increased to 0.65 to 1.00 for such fiscal quarter and for each of the four (4) subsequent consecutive fiscal quarters; provided, however, Maximum Unencumbered Leverage Ratio shall not be increased pursuant to this sentence more than three (3) times prior to the Maturity Date.

When measuring compliance with this covenant, (A) Unsecured Indebtedness shall be adjusted by deducting therefrom the sum, in excess of $10,000,000, of (x) unrestricted cash and cash equivalents plus (y) the amount of cash held by exchange agents or similar persons in connection with 1031 exchanges or similar transactions to the extent that there is an equivalent amount of (i) outstanding Loans and/or (ii) other Unsecured Indebtedness that matures within twenty four (24) months from the date of the calculation and (B) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted.

(e) Minimum Unencumbered Interest Coverage Ratio. The Borrower shall not permit the ratio of (i) Unencumbered Adjusted NOI of the Borrower and its Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ending to (ii) Unsecured Interest Expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.75 to 1.00.

(f) Intentionally Omitted.

(g) Dividends and Other Restricted Payments. If a material Default or material Event of Default exists under Section 11.1(b)(i) (solely as a result of failure to comply with Sections 10.1(a)

through 10.1(e)) or Section 11.1(l)(i), the Borrower shall not, and shall not permit any Subsidiary to, make any dividend payments to any Person (other than cash dividends with respect to any fiscal year ending during the term of this Agreement to the extent reasonably anticipated to be necessary for the Borrower to maintain its status as a REIT); provided, however, (x) if a Default or Event of Default under Sections 11.1(a), 11.1(e), or 11.1(f) exists, or if the Obligations have been accelerated, the Borrower may not make any Restricted Payments and (y) Subsidiaries may make Restricted Payments to the Borrower and to other Subsidiaries and equity holders (of any such Subsidiaries) at any time.

Section 10.2	Negative Pledge.

The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, create, assume, incur, permit or suffer to exist any Lien on any Eligible Property or any direct or indirect ownership interest of the Borrower in any Person owning any Eligible Property, now owned or hereafter acquired, except for Permitted Liens.

Section 10.3	Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party to: (a) pay dividends or make any other distribution on any of such Loan Party’s capital stock or other Equity Interests owned by a Loan Party; (b) pay any Indebtedness owed to a Loan Party; (c) make loans or advances to a Loan Party; or (d) transfer any of its property or assets to a Loan Party; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in (or not more restrictive than) any Loan Document, the Term Loan Agreement, the Delayed Draw Term Loan Agreement, the Note Purchase Agreement, any “Loan Document” under the Term Loan Agreement or the Delayed Draw Term Loan Agreement or any “Subsidiary Guaranty” or “Note” under the Note Purchase Agreement, or (ii) with respect to clauses (a) through (d), customary provisions restricting any such actions not undertaken in the ordinary course of business or on fair and reasonable terms.

Section 10.4	Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) liquidate, windup, or dissolve itself (or suffer any liquidation or dissolution); or (b) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or any of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; provided, however, that:

(i) the Borrower and any Subsidiary may sell, transfer or dispose of its assets among themselves and may transfer assets as security for Indebtedness to the extent not prohibited by Section 10.2;

(ii) any Loan Party and any other Subsidiary may, directly or indirectly, convey, sell, lease, dispose of, or otherwise transfer, whether by one or a series of related transactions, any assets (including any capital stock or other Equity Interests in any of its Subsidiaries) which do not comprise a Substantial Amount of the total consolidated assets of the Borrower and its Subsidiaries, to any other Person;

(iii) any Loan Party and any other Subsidiary may, directly or indirectly, convey, sell, lease, dispose of, or otherwise transfer, whether by one or a series of related transactions, any assets (including any capital stock or other Equity Interests in any of its Subsidiaries) which comprise a Substantial Amount of the total consolidated assets of the Borrower and its Subsidiaries, to any other

Person, so long as, in each case, (A) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default exists or would result therefrom; and (B) if such Loan Party is the Borrower or owns an Eligible Property the Borrower shall have given the Administrative Agent at least ten (10) days’ prior written notice of such conveyance, sale, lease, disposition, or other transfer together with a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the financial covenants contained in Section 10.1, after giving effect to such conveyance, sale, lease, disposition or other transfer;

(iv) the Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), and enter into sale/leaseback, lease/leaseback, and other similar transactions, in each case, in the ordinary course of their business;

(v) any Loan Party and any other Subsidiary may sell Cash Equivalents and Marketable Securities in the ordinary course of business;

(vi) any Loan Party and any other Subsidiary may make asset dispositions as a result of casualties; and

(vii) any Subsidiary of Borrower may liquidate, windup or dissolve if Borrower determines in good faith that such liquidation, windup or dissolution is in the best interest of Borrower.

Section 10.5	Plans.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code, and the respective regulations promulgated thereunder. The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 10.6	Fiscal Year.

The Borrower shall not change its fiscal year from that in effect as of the Agreement Date.

Section 10.7	Modifications of Organizational Documents.

The Borrower shall not, and shall not permit any other Loan Party to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is materially adverse to the interest of the Administrative Agent, the Issuing Bank or the Lenders with respect to the Loans, or (b) could reasonably be expected to have a Material Adverse Effect.

Section 10.8	Transactions with Affiliates.

The Borrower shall not permit to exist or enter into, and shall not permit any Loan Party or other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or with any director, officer, or employee of any Loan Party, or any Subsidiary, except (i) upon fair and reasonable terms which are no less favorable to the Borrower, such Subsidiary, or any Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (ii) those transactions (and any extensions thereof) listed on Schedule 10.8 attached hereto, (iii) those transactions permitted under this Agreement, the other Loan Documents, the Term Loan Agreement, the Delayed Draw Term Loan Agreement, the Note Purchase Agreement, any “Loan Document” under the Term Loan Agreement or the Delayed Draw Term Loan Agreement or any “Subsidiary Guaranty” or “Note” under the Note Purchase Agreement, (iv) issuance of equity securities, (v) compensation, bonus and benefit arrangements with employees, officers, directors and trustees as permitted by Applicable Law and (vi) so long as no Event of Default exists, other Affiliate transactions with a value of less than $1,000,000 in the aggregate at any one time. In limitation of the foregoing, neither Borrower nor any other Loan Parties or Subsidiaries shall (a) make loans or advances to any director, officer or employee of any Loan Party or (b) guaranty loans or advances to any director, officer or employee of any Loan Party, in either case or cumulatively in excess of $10,000,000 in the aggregate at any one time. The Borrower and each Subsidiary may, however, guaranty Indebtedness of other Loan Parties.

Section 10.9	Sanctions.

No Person within the Borrowing Group shall: (a) use any of the Loan or Letter of Credit proceeds for the purpose of: (i) providing financing to or otherwise making funds directly or indirectly available to any Sanctioned Person; or (ii) providing financing to or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause Administrative Agent, any Lender or Borrower, or any entity affiliated with Administrative Agent, any Lender or Borrower, to be in breach of any Sanction; or (b) fund any repayment of the Loans with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause Administrative Agent, any Lender or Borrower, or any entity affiliated with Administrative Agent, any Lender or Borrower, to be in breach of any Sanction. Borrower shall notify Administrative Agent, in writing not more than one (1) Business Day after becoming aware of any breach of this Section.

ARTICLE XI DEFAULT

Section 11.1	Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment. The Borrower or any other Loan Party shall fail to pay (i) any amount due on the Maturity Date, (ii) any principal of any of the Loans or any Reimbursement Obligation when due (whether upon demand, at maturity, by reason of acceleration, or otherwise) under this Agreement or any of the other Loan Documents, or (iii) any other amount due (whether upon demand, at maturity, by reason of acceleration, or otherwise) under this Agreement, any other Loan Document or any Fee Letter within five (5) Business Days of the same being due.

(b) Default in Performance.

(i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 9.1, Section 9.2, Section 9.3 or Article X; or

(ii) Any Loan Party shall fail to perform or observe any term, covenant, condition, or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, in the case of this subsection (b)(ii) only, and such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure, or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c) Misrepresentations. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement, under any other Loan Document, or in any required certificate delivered by or on behalf of the Borrower or any other Loan Party, or any amendment hereto or thereto shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d) Indebtedness Cross-Default. The Borrower or any other Loan Party shall (A) permit there to exist a default (beyond any applicable grace and/or cure periods) resulting in, or permitting, the acceleration of (in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Indebtedness) or resulting from any failure to repay on the maturity thereof, or (B) have been required to repay or repurchase the full amount of the obligations thereunder prior to the stated maturity thereof, (x) any Recourse Indebtedness (other than the Loans or Reimbursement Obligations) in excess of $50,000,000 in the aggregate, or (y) any Nonrecourse Indebtedness in excess of $75,000,000 in the aggregate.

(e) Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any other Subsidiary that accounts for more than five percent (5%) of the Total Asset Value as of any date of determination shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) be unable to or admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party, or any other Subsidiary that accounts for more than five percent (5%) of the Total Asset Value as of any date of determination, in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate (without the Administrative Agent’s or the Requisite Lenders’ consent, as applicable) any Loan Document or Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Fee Letter.

(h) Judgment. A judgment or order for the payment of money shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings, and (ii) the amount of such judgment or order exceeds individually or together with all other judgments or orders entered against the Loan Parties, with respect to (x) any Recourse Indebtedness (other than the Loans or any Reimbursement Obligation), $50,000,000, or (y) any Nonrecourse Indebtedness, $75,000,000, in each case, excluding amounts covered by insurance for which insurance coverage has not been denied by the applicable carrier.

(i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $50,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower or any Subsidiary.

(j) ERISA.

(i) Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $50,000,000; or

(ii) The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $50,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents;

(l) Change of Control.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Chaim Katzman and/or his Affiliates, successors, estate beneficiaries, or assigns, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of greater than fifty percent (50%) of the total voting power of the then outstanding voting stock of the Borrower, or

(ii) During any period of twelve (12) consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason (other than death or mental or physical disability) to constitute a majority of the Board of Directors of the Borrower then in office.

Section 11.2	Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in subsections 11.1(e) or 11.1(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account, and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the obligation of the Issuing Bank to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii) Optional. If any Event of Default other than as specified in subsections 11.1(e) or 11.1(f) shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account, and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the obligation of the Issuing Bank to issue Letters of Credit hereunder.

(b) Redenomination of Multicurrency Loans. Unless otherwise agreed to by the Requisite Multicurrency Lenders, upon the occurrence of any Event of Default, all Multicurrency Loans then outstanding shall be redenominated into Dollars (based on the Dollar Equivalent Amount of such Multicurrency Loans on the date of redenomination) on the last day of the then current Foreign Currency Interest Period(s) of such Multicurrency Loans, if applicable; provided that in each case the Borrower shall be liable for any currency exchange loss and/or breakage fees related to such redenomination and shall promptly pay the Lenders upon receipt of notice thereof the amount of any such loss.

(c) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(d) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(e) Appointment of Receiver. To the extent permitted by Applicable Law during the existence of any Event of Default and acceleration of the Obligations, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(f) Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent, the Issuing Bank or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following to the extent specifically provided for under and triggered in the Specified Derivatives Contract with such Specified Derivatives Provider: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider pursuant to any Derivatives Support Document, including any “Posted Collateral” (as defined in any credit support annex included in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 11.3	Intentionally Omitted.

Section 11.4	Marshaling; Payments Set Aside.

No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, the Issuing Bank, any Lender, and/or any Specified Derivatives Provider, or the Administrative Agent, the Issuing Bank, any Lender, and/or any Specified Derivatives Provider enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5	Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.4) under any of the Loan Documents in respect of any Guaranteed Obligations shall be applied in the following order and priority:

(a) to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Bank in its capacity as such, ratably among the Administrative Agent and the Issuing Bank in proportion to the respective amounts described in this clause (a) payable to them;

(b) to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c) intentionally omitted;

(d) to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (d) payable to them;

(e) intentionally omitted;

(f) to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders, the Issuing Bank and the Specified Derivatives Providers in proportion to the respective amounts described in this clause (f) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and

(g) the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider, as the case may be. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.

Section 11.6	Letter of Credit Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Bank, and the Lenders as provided herein, a security interest in all of its right, title, and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Issuing Bank or the Administrative Agent, as applicable, as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b) Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Bank, and the Lenders, provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent

shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Issuing Bank for the payment made by the Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d) If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, or with respect to Multicurrency Letters of Credit, the Requisite Multicurrency Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments referenced in subsection (b) above, and apply the proceeds thereof to the Obligations in accordance with Section 11.5.

(e) So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f) The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 11.7	Rescission of Acceleration by the Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.8	Performance by the Administrative Agent.

So long as an Event of Default exists, if the Borrower or any other Loan Party shall fail to perform any covenant, duty, or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any out-of-pocket, documented amounts reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.9	Rights Cumulative.

(a) Generally. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and each of the other Loan Documents, and of the Specified Derivatives Providers under the Specified Derivatives Contracts, shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Bank, the Lenders, the Specified Derivatives Providers may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b) Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI for the benefit of all the Lenders and the Issuing Bank; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Bank) hereunder or under the other Loan Documents, (iii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iv) any Lender from exercising setoff rights in accordance with Section 13.4 (subject to the terms of Section 3.3), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XII THE ADMINISTRATIVE AGENT

Section 12.1	Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent,” “Administrative Agent,” “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2	Administrative Agent as Lender.

The Lender acting as Administrative Agent shall have the same rights and powers as a Lender or a Specified Derivatives Provider, as the case may be, under this Agreement, any other Loan Document or any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Bank, the other Lenders or any other Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the Issuing Bank, the other Lenders or any Specified Derivatives Providers. The Issuing Bank and the Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3	Administrative Agent’s Agents.

Administrative Agent may designate, in good faith exercising commercially reasonable judgment, an agent or independent contractor to exercise any of such Person’s rights under this Agreement, any of the other Loan Documents. Any reference to Administrative Agent in any of the Loan Documents shall include Administrative Agent’s agents, employees or independent contractors

Section 12.4	Intentionally Omitted.

Section 12.5	Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such determination, consent or approval.

Section 12.6	Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default;” provided, however, that no Lender shall have liability hereunder for failure to do so. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.7	The Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence, or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender, the Issuing Bank or any other Person, or shall be responsible to any Lender, the Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or the Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby, or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lender Parties in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence, or willful misconduct, which gross negligence, or willful misconduct shall be determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.8	Indemnification of the Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as the Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, further, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the

Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.9	Lender Credit Decision, Etc.

Each of the Lenders and the Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to the Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to the Issuing Bank or any Lender. Each of the Lenders and the Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Bank by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or the Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders and the Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or the Issuing Bank.

Section 12.10	Successor Administrative Agent.

The Administrative Agent may (i) be removed as administrative agent by all of the Lenders (other than the Lender acting as the Administrative Agent) and the Borrower upon thirty (30) days’ prior written notice if the Administrative Agent (A) is found by a court of competent jurisdiction in a final, non-

appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder, or (B) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (ii) resign at any time as the Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such removal or resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after (i) the Lenders’ giving of notice of removal or (ii) the resigning Administrative Agent’s giving of notice of resignation, then the removed or resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee, which, provided no Default or Event of Default exists, shall be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no such successor Administrative Agent has been appointed at the effective time of the resignation or removal of the prior Administrative Agent, the Requisite Lenders shall collectively act as Administrative Agent hereunder until such time as a successor Administrative Agent has been appointed. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent, or, if no such successor has been appointed, the Requisite Lenders, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the removed or resigning Administrative Agent. Such successor Administrative Agent or the Requisite Lenders shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Administrative Agent, in either case, to assume effectively the obligations of the current Administrative Agent with respect to such Letters of Credit. After any Administrative Agent’s removal or resignation hereunder as the Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents. Any resignation by an Administrative Agent shall also constitute the resignation of such party as an Issuing Bank by the Lender then acting as Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of the Issuing Bank hereunder and under the other Loan Documents and (ii) the successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 12.11	Titled Agents.

Each of the Syndication Agent, Lead Arrangers, and Co-Documentation Agents (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Issuing Bank, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 12.12	Specified Derivatives Contracts.

No Specified Derivatives Provider that obtains the benefits of Section 11.5 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.

ARTICLE XIII MISCELLANEOUS

Section 13.1	Notices.

Unless otherwise provided herein (including, without limitation as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed, sent by overnight courier by a nationally recognized carrier, telecopied, or hand-delivered as follows:

If to the Borrower:

Equity One, Inc.

410 Park Avenue, Suite 1220

New York, New York 10022

Attention: Chief Financial Officer

Telephone Number:(212) 796-1760

Facsimile : (212) 253-4149

With a copy to:

Equity One, Inc.

410 Park Avenue, Suite 1220

New York, New York 10022

Attention: General Counsel

Telephone Number:(212) 796-1760

Facsimile:(212) 253-4149

With a copy to:

Mayer Brown LLP

71 S. Wacker Dr.

Chicago, IL 60606

Attention: Fredrick C. Fisher

Telephone Number:(312) 701-8545

If to the Administrative Agent under Article II:

Wells Fargo Bank, National Association

Minneapolis Loan Center

608 2nd Ave South

11th Floor

MAC N9303-110

Minneapolis, MN 55402-1916

Attention: Mark Halfmann

Telephone Number: (612)316-0117

Facsimile: (877) 399-2310

If to Wells Fargo as Issuing Bank:

Wells Fargo Bank, N.A.

550 South Tryon Street, 6th Floor

Charlotte, NC 28202

Attn: Loan Administration

If otherwise to the Administrative Agent:

Wells Fargo Bank, N.A.

550 South Tryon Street, 6th Floor

Charlotte, NC 28202

Attn: Relationship Manager

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire,

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or the Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt and the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Bank and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight delivery by a nationally recognized courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii), and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, the Issuing Bank or any Lender under Article II shall be effective only when actually received. None of the Administrative Agent, the Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Bank or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, the Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 13.2	Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs of third parties engaged by the Administrative Agent and reasonable expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and duly documented, out-of-pocket disbursements of counsel to the Administrative Agent and all duly documented, out-of-pocket costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent, (b) to pay or reimburse the Administrative Agent, the Issuing Bank and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letters, including the reasonable fees and duly documented out-of-pocket disbursements of their respective external counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, provided that any such legal fees shall be limited to one external counsel for the Administrative Agent, one external counsel for all other Lenders, and such local or foreign counsel of Administrative Agent as may be necessary under the circumstances (provided, that Administrative Agent and all other Lenders, as a group, may have separate local or foreign counsel in the event of a conflict), (c) to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Bank and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document, and (d) to the extent not already covered by any of the preceding subsections but qualified in all regards without limitation by the limitation on counsel in clause (b) of this Section, to pay or reimburse the reasonable fees and duly documented disbursements of counsel to the Administrative Agent, the Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, the Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in subsections 11.1(e) or 11.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor in possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 13.3	Stamp, Intangible, and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 13.4	Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, the Issuing Bank, each Lender, each Affiliate of the Administrative Agent, the Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of the Issuing Bank, a Lender, an Affiliate of the Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, the Issuing Bank, such Lender, any Affiliate of the Administrative Agent, the Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations then due and payable, irrespective of whether or not all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.5	Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK, THE BORROWER, AND THE OTHER LOAN PARTIES HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY FEE LETTER OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY FEE LETTER, OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY IN THE BOROUGH OF MANHATTAN, AND OF THE UNITED

STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.6	Successors and Assigns.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and, subject to the last sentence of subsection (b) of this Section, any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of an assigning Lender’s Revolving Commitment and the Loans at the time owing to it, to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of a Revolving Commitment, unless each of the Administrative Agent and, so long as no Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Commitment or Revolving Loans, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitment assigned, except that this clause (ii) shall not apply to rights in respect of a Bid Rate Loan.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall exist at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender; and

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.

(iv) Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 ($7,500 if such Lender is a Defaulting Lender as such time) for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the Eligible Assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Eligible Assignee and such transferor Lender, as appropriate. In no event shall the consummation of any such assignment subject Borrower or any other Loan Party to any fees, costs or expenses.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates, any other Loan Parties, or any of their respective Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Assignments by Specified Derivatives Provider. If the assigning Lender (or its Affiliate) is a Specified Derivatives Provider and if after giving effect to such assignment such Lender will hold no further Loans or Revolving Commitments under this Agreement, such Lender shall undertake such assignment only contemporaneously with an assignment by such Lender (or its Affiliate, as the case may be) of all of its Specified Derivatives Contracts to the Eligible Assignee or another Lender (or Affiliate thereof).

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.4, Section 13.2, Section 13.10, and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon (other than termination of Post-Default Rate interest), or (z) release (unless permitted herein or under any other Loan Document) any Guarantor from its Obligations under the Guaranty. Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1, and 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender, provided such Participant agrees to be subject to Section 3.3 as though it were a Lender. In no event shall the consummation of any such participation subject Borrower or any other Loan Party to any fees, costs or expenses. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.10 and 5.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 3.10(c) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall entitle any pledge or assignee to any rights hereunder or release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(h) Designated Lenders. Any Lender (each, a “Designating Lender”) may at any time while the Borrower has been assigned an Investment Grade Rating from either S&P or Moody’s designate one Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this subsection, and the provisions in subsections (b) and (d) of this Section shall not apply to such designation. No Lender may designate more than one Designated Lender. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower, whereupon (i) the Borrower shall execute and deliver to the Designating Lender a Bid Rate Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.3 after the Borrower has accepted a Bid Rate Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 12.8 and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrower, the Administrative Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender. The Borrower, the Lenders and the Administrative Agent each hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (x) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender, and (y) the Maturity Date. In connection with any such designation, the Designating Lender shall pay to the Administrative Agent an administrative fee for processing such designation in the amount of $4,500.

Section 13.7	Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be amended, (iii) the performance or observance by the Borrower or any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to subsection (c) of this Section, any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Multicurrency Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Multicurrency Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).

(b) Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:

(i) increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.6 and any increases contemplated under Section 2.18) or subject the Lenders to any additional obligations except for any increases contemplated under Section 2.18;

(ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations (other than the Post-Default Rate which shall be determined by the Requisite Lenders);

(iii) reduce the amount of any Fees payable to the Lenders hereunder, other than Fees payable to the Administrative Agent, the Syndication Agent and/or the Lead Arrangers pursuant to the Fee Letters;

(iv) modify the definition of Maturity Date (other than as contemplated under Section 2.15) or otherwise postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations, or extend the expiration date of any Letter of Credit beyond the Maturity Date except in accordance with Section 2.4(b) or Section 2.15;

(v) modify the definition of Pro Rata Share or the defined terms used in the definition of Pro Rata Share, or amend or otherwise modify the provisions of Section 3.2;

(vi) amend this Section 13.7;

(vii) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii) release any Guarantor from its obligations under the Guaranty except as contemplated by Section 8.14(c) or (d);

(ix) waive a Default or Event of Default under Section 11.1(a);

(x) amend or waive the Borrower’s compliance with Section 2.17; or

(xi) modify the definition of Foreign Currency or require any Lender to lend in a foreign currency other than a Foreign Currency.

(c) Amendment of the Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.4 or the obligations of the Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Bank. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(d) Technical Amendments. Notwithstanding anything to the contrary in this Section 13.7, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Bank. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement

(e) Amend and Extend Transactions.

(i) The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of the Commitments to the extended maturity date specified in such notice. Such notice shall (A) set forth the amount of the applicable Commitments that will be subject to the Extension (which shall be in a minimum amount of $200,000,000 and minimum increments of $25,000,000 in excess thereof (or such other amounts as may be acceptable to the Borrower and the Administrative Agent)), (B) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (C) identify the relevant Commitments to which such Extension relates. Each Lender shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower. If the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments subject to the Extension Offer as set forth in the Extension notice, then the Commitments of Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(ii) The following shall be conditions precedent to the effectiveness of any Extension:

(A) no Default or Event of Default shall exist immediately prior to and immediately after giving effect to such Extension;

(B) the representations and warranties set forth in Section 6.1 and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the effective date of such Extension except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder;

(C) such Extension shall have been consented to by Requisite Lenders;

(D) the Issuing Banks shall have consented to any Extension of the Revolving Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit at any time during the extended period; and

(E) the terms of such Extended Commitments shall comply with subclause (iii) of this Section 13.7(e). Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Commitments of any Lender be extended pursuant to this Section 13.7(e) unless such Lender affirmatively accepts in writing the applicable Extension Offer, it being understood and agreed that a failure by a Lender to respond to any such Extension Offer shall be deemed to be a rejection by such Lender of such Extension Offer.

(iii) The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (A) the final maturity date of any Extended Commitment shall be no earlier than the Maturity Date then in effect, (B) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended

Commitments, (C) Loans made pursuant to the Extended Commitments will rank pari passu in right of payment and with respect to security with the existing Loans and the borrower and guarantors of the Extended Commitments shall be the same as the Borrower and Guarantors with respect to the existing Loans and Commitments, (D) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Commitment shall be determined by the Borrower and the applicable extending Lenders, (E) borrowing and prepayment of Loans made pursuant to Extended Commitments, or reductions of extended Commitments, and participation in Letters of Credit, shall be on a pro rata basis with the other Commitments (other than upon the maturity of the non-extended Loans and Commitments) and (F) the terms of the Extended Commitments shall be substantially identical to the terms set forth herein (except as set forth in sub-clauses (A) through (E) above).

(iv) In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Commitments as a new tranche of Commitments, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of Pro Rata Shares upon the expiration or termination of the Commitments under any tranche), in each case on terms consistent with this Section 13.7(e).

Section 13.8	Non-Liability of the Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Bank, and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, the Issuing Bank, or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, the Issuing Bank, or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent, the Issuing Bank, or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 13.9	Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent, the Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 13.9); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if an Event of Default exists, as and to the extent necessary in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, the Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Affiliate of the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent, the Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, the Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, the Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a non-confidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.10	Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Issuing Bank, the Lenders, all of the Affiliates of each of the Administrative Agent, the Issuing Bank or any of the Lenders, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments, or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs, and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Sections 3.10 or 5.1 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Administrative Agent’s, the Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent, the Issuing Bank and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent, the Issuing Bank and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent, the Issuing Bank and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the Issuing Bank or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including out-of-pocket, external counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent, the Issuing Bank or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders and/or the Issuing Bank as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (x) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence, or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment, or (y) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party (other than claims of the Indemnified Parties against the Administrative Agent or the Issuing Bank, in each case, acting in their capacities as such).

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall promptly notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not otherwise relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 13.10, except to the extent that such delay materially prejudices the Borrower.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, or on behalf of, an Indemnified Party shall be reimbursed directly by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f) No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or other Loan Documents or the transactions contemplated hereby or thereby, except to the extent arising from the gross negligence or willful misconduct of such Indemnified Party as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(g) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(h) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 13.10 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 13.11	Termination; Survival.

At such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled, (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and the Issuing Bank is no longer obligated under this Agreement to issue Letters of Credit, and (d) all Obligations (other than contingent obligations for which no claim has been made or obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Administrative Agent, the Issuing Bank and the Lenders are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.8, 13.2, and 13.10 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.5, shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Bank and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.12	Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.13	Judgment Currency.

(a) Conversion Rate. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency on the day on which final judgment is given (or if such day is not a Business Day, the next succeeding Business Day).

(b) Discharge of Judgment. The obligations of Borrower in respect of any sum due from it to the Administrative Agent and/or any Lender hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent and/or such Lender of any sum adjudged to be so due in the Other Currency, the Administrative Agent and/or such Lender may in accordance with normal banking procedures purchase the Original Currency with the Other Currency. If the Original Currency so purchased is less than the sum originally due to the Administrative Agent and/or such Lender in the Original Currency, Borrower hereby agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and/or such Lender, as applicable, against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Administrative Agent or such Lender in the Original Currency, the Administrative Agent and/or such Lender, as applicable, shall remit such excess to Borrower.

Section 13.14	GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.15	Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all Persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of , each of the parties hereto.

Section 13.16	Obligations with Respect to Loan Parties and Subsidiaries.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.

Section 13.17	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.18	Limitation of Liability.

None of the Administrative Agent, the Issuing Bank, any Lender, or any of their respective Related Parties shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower shall not have any liability with respect to any claim for any special, indirect, incidental or consequential damages suffered or incurred by the Administrative Agent, the Issuing Bank or any Lender (as distinct from special, indirect, incidental or consequential damages of a third party awarded against the Administrative Agent, the Issuing Bank or any Lender for which the Borrower may be responsible to the extent covered by Section 13.10) in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The parties hereto hereby waive, release, and agree not to sue any other party hereto for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, any Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby (other than punitive damages of a third party awarded against the Administrative Agent, the Issuing Bank or any Lender for which the Borrower may be responsible to the extent covered by Section 13.10).

Section 13.19	Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letters embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, terms of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 13.20	Construction.

The Administrative Agent, the Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Issuing Bank, the Borrower and each Lender.

Section 13.21	Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.22	Time.

Time is of the essence with respect to each provision of this Agreement.

Section 13.23	Acknowledgement and Consent to a Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion power of any EEA Resolution Authority.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their authorized officers all as of the day and year first above written.

BORROWER: EQUITY ONE, INC., a Maryland corporation

By:	/s/ Matthew Ostrower
Name:	Matthew Ostrower
Title:	Chief Executive Officer

[Signatures Continue on Next Page]

Signature Page to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent and as a Lender

By:	/s/ Matthew Ricketts
Name:	Matthew Ricketts
Title:	Managing Director

[Signatures Continue on Next Page]

Signature Page to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Cory Clement
Name:	Cory Clement
Title:	Vice President

[Signatures Continue on Next Page]

Signature Page to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lori Y. Jensen
Name:	Lori Y. Jensen
Title:	Senior Vice President

[Signatures Continue on Next Page]

Signature Page to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

TD BANK, N.A., as a Lender

By:	/s/ Jonathan Asta
Name:	Jonathan Asta
Title:	Vice President

[Signatures Continue on Next Page]

Signature Page to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

BRANCH BANKING & TRUST COMPANY, as a Lender

By:	/s/ Brad Bowen
Name:	Brad Bowen
Title:	Vice President

[Signatures Continue on Next Page]

Signature Page to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

SUNTRUST BANK, as a Lender

By:	/s/ Nancy E. Richards
Name:	Nancy E. Richards
Title:	Senior Vice President

[Signatures Continue on Next Page]

Signature Page to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

CITIBANK, N.A., as a Lender

By:	/s/ John C. Rowland
Name:	John C. Rowland
Title:	Vice President

[Signatures Continue on Next Page]

Signature Page to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Daniel Margoles
Name:	Daniel Margoles
Title:	Vice President

[Signatures Continue on Next Page]

Signature Page to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Gwendolyn Gatz
Name:	Gwendolyn Gatz
Title:	Vice President

[Signatures Continue on Next Page]

Signature Page to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Anthony Ottavino
Name:	Anthony Ottavino
Title:	Director

[Signatures Continue on Next Page]

Signature Page to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

ASSOCIATED BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Gregory A. Conner
Name:	Gregory A. Conner
Title:	Senior Vice President

[Signatures Continue on Next Page]

Signature Page to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender

By:	/s/ Christopher Meade
Name:	Christopher Meade
Title:	Vice President

By:	/s/ John W. White
Name:	John W. White
Title:	Senior Vice President

[Signatures Continue on Next Page]

Exiting Lender Acknowledgement to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

THE UNDERSIGNED EXITING LENDER ACKNOWLEDGES AND AGREES TO THE FOREGOING SOLELY WITH RESPECT TO AND FOR THE PURPOSES OF SECTION 1.6. CITIZENS BANK, NATIONAL ASSOCIATION, as an Exiting Lender

By:	/s/ Brad Bindas
Name:	Brad Bindas
Title:	Senior Vice President

Exiting Lender Acknowledgement to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

THE UNDERSIGNED EXITING LENDER ACKNOWLEDGES AND AGREES TO THE FOREGOING SOLELY WITH RESPECT TO AND FOR THE PURPOSES OF SECTION 1.6.

BARCLAYS BANK PLC,
as an Exiting Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

Exiting Lender Acknowledgement to Fifth Amended and Restated Credit Agreement

with Equity One, Inc.

THE UNDERSIGNED EXITING LENDER ACKNOWLEDGES AND AGREES TO THE FOREGOING SOLELY WITH RESPECT TO AND FOR THE PURPOSES OF SECTION 1.6. DEUTSCHE BANK AG NEW YORK BRANCH, as an Exiting Lender

By:	/s/ James Rolison
Name:	James Rolison
Title:	Managing Director

By:	/s/ Murray Mackinnon
Name:	Murray Mackinnon
Title:	Vice President

[End of Signatures]